UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

(Name of Registrant as Specified In Its Charter)

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April 30,  2021

Dear Pacific Biosciences of California, Inc. Stockholder:

You are cordially invited to attend our 2021 Annual Meeting of Stockholders including any adjournments and postponements thereof (the “Annual Meeting”), which will be held virtually on Wednesday,  June 16,  2021 at 9:00 a.m. Pacific Time on the internet at www.meetingcenter.io/247446671. To access the virtual meeting, please have your notice or proxy card in hand when you visit the website. The password for this virtual meeting is – PACB2021. If you have difficulty accessing the virtual Annual Meeting, please visit https://support.vevent.com and click on the “Support” link in the upper right of the broadcast screen or call (888) 724-2416 or (781) 575-2748 for assistance.

During the Annual Meeting, stockholders will be asked to vote on the proposals set forth in the Notice of Annual Meeting of Stockholders and as more fully described in the accompanying proxy statement.

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend, please ensure your representation at the Annual Meeting by voting as soon as possible.  We urge you to review carefully the proxy materials and to vote:

•	“FOR” each of the three nominees for our Class II directors; and
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Thank you for your continued support of Pacific Biosciences.

Sincerely,

Christian O. Henry

President and Chief Executive Officer

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 16,  2021

9:00 a.m. Pacific Time

Pacific Biosciences of California, Inc.’s 2021 Annual Meeting of Stockholders will be held virtually on Wednesday,  June 16,  2021 at 9:00 a.m. Pacific Time online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/247446671. To access the virtual meeting, please have your notice or proxy card in hand when you visit the website. The password for this virtual meeting is –  PACB2021. If you have difficulty accessing the virtual Annual Meeting, please visit https://support.vevent.com and click on the “Support” link in the upper right of the broadcast screen or call (888) 724-2416 or (781) 575-2748 for assistance.

During the Annual Meeting, our stockholders will be asked:

•

To elect each of the three Class II directors nominated by our Board of Directors and named in this Proxy Statement to serve for a three-year term and until their successors are duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record who owned shares of our common stock at 5:00 p.m. Pacific Time on April 19,  2021 are entitled to receive notice of, attend, and vote at the Annual Meeting. A complete list of these stockholders will be available at our corporate offices at 1305 O’Brien Drive, Menlo Park, California 94025 during regular business hours for ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting on the virtual meeting website during the meeting. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

We are furnishing proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of the Annual Meeting and conserves natural resources. On or about May 3,  2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (“Annual Report”). This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. We also include in the Notice instructions on how you can request a paper copy of the proxy materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please submit your vote via the internet, telephone or mail as soon as possible.

By Order of the Board of Directors,

Brett Atkins, J.D., Ph.D.

General Counsel and Corporate Secretary

Menlo Park, California

April 30, 2021

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

1305 O’Brien Drive,

Menlo Park, California 94025

_______________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 16,  2021

_______________________

GENERAL INFORMATION

We are furnishing you with these proxy materials in connection with the solicitation by the Board of Directors of Pacific Biosciences of California, Inc. of proxies to be used at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be at held virtually on June 16,  2021 at 9:00 a.m. Pacific Time on the internet at www.meetingcenter.io/247446671. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting. To access the virtual meeting, please have your notice or proxy card in hand when you visit the website. The password for this virtual meeting is – PACB2021.

This Proxy Statement contains important information regarding our virtual Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Pacific Biosciences” or the “Company” refer to Pacific Biosciences of California, Inc., a Delaware corporation.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What matters will be voted on at the Virtual Annual Meeting?

The following matters will be voted on at the Virtual Annual Meeting:

•

Proposal 1: The election of the each of the three Class II directors nominated by our Board of Directors and named in this Proxy Statement to serve for a three-year term and until their successors are duly elected and qualified;

•	Proposal 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•	“FOR” each of the three nominees for our Class II directors; and
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the virtual Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the virtual Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the virtual Annual Meeting.

Who is entitled to vote at the Virtual Annual Meeting?

Holders of our common stock at 5:00 p.m. Pacific Time on April 19,  2021, which we refer to as the record date, may vote at the virtual Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the record date.

A complete list of these stockholders will be available at our corporate offices at 1305 O’Brien Drive, Menlo Park, California 94025 during regular business hours for the ten days prior to the virtual Annual Meeting. This list also will be available during the Annual Meeting on the virtual meeting website during the meeting. A stockholder may examine the list for any legally valid purpose related to the virtual Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at 5:00 p.m. Pacific Time on the record date your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.

Beneficial Owner. You are a beneficial owner if at 5:00 p.m. Pacific Time on the record date your shares were held by a brokerage firm, bank or other nominee and not in your name. Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, your broker, bank or nominee will not be able to vote your shares with respect to the proposals. Please see “What if I do not specify how my shares are to be voted?” for more information. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and the Annual Report primarily via the internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 3, 2021 to all stockholders entitled to vote at the virtual Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the internet to help reduce the environmental impact of our annual meetings of stockholders.

How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of 5:00 p.m. Pacific Time on the record date, April 19,  2021, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/247446671. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is PACB2021.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 9:00 a.m., Pacific Time on June 16,  2021. We encourage you to access the meeting prior to the start time to leave ample time for check-in. Please follow the registration instructions as outlined in this proxy statement. If you have difficulty accessing the virtual Annual Meeting, please visit https://support.vevent.com and click on the “Support” link in the upper right of the broadcast screen or call (888) 724-2416 or (781) 575-2748 for assistance.

How do I register to attend the Annual Meeting virtually on the Internet?

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 10, 2021.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare
Pacific Biosciences of California, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Do I have to do anything in advance if I plan to attend the Virtual Annual Meeting?

If you are a stockholder of record, you do not need to do anything in advance to attend or vote your shares electronically at the virtual Annual Meeting. If you are a beneficial owner, you must bring a legal proxy from the organization that holds your shares in order to vote your shares electronically at the virtual Annual Meeting.

Why would you hold a virtual Annual Meeting?

We decided to hold a virtual meeting this year because of the public health risks associated with gathering our management, directors and stockholders for an in-person meeting during the COVID-19 pandemic. We believe this format would also allow for greater participation of our stockholders, particularly since our stockholders’ travel may be restricted due to the pandemic. Also, our stockholders would maintain the same rights as they would have at an in-person meeting since they will have the opportunity to ask questions online.

How do I ask questions during a virtual Annual Meeting?

Because the Annual Meeting is held virtually, you will be able to attend the Annual Meeting online and submit your questions during the meeting by entering your control number included on your proxy card or on the instructions that accompanied your proxy materials.  Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters are not pertinent to meeting matters and therefore will not be answered.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•

By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 15,  2021 to be voted at the virtual Annual Meeting.

•

By telephone or via the internet. You may vote your shares by telephone at 1-800-652-8683 or via the internet at www.investorvote.com/PACB by following the instructions provided in the proxy card. If you vote by telephone or via the internet, you do not need to return a proxy card by mail. internet and telephone voting are available 24 hours a day. Votes submitted by telephone or via the internet must be received by 11:59 p.m. Eastern Time on June 15,  2021.

•

Electronically at the virtual Annual Meeting. You may vote your shares electronically at the virtual Annual Meeting. Even if you plan to attend the virtual Annual Meeting, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the internet by the applicable deadline so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received the proxy materials and voting instructions from the broker, bank or other nominee holding your shares. You should follow the voting instructions provided by your broker, bank or nominee in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker, bank or nominee. Shares held beneficially may be voted electronically at the virtual Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee giving you the right to vote the shares.

Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the virtual Annual meeting by:

•	Signing and returning a new proxy card with a later date;
•	Entering a new vote by telephone or via the internet by 11:59 p.m. Eastern Time on June 15, 2021;
•	Delivering a written revocation to our Corporate Secretary at Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, California 94025, by 11:59 p.m. Eastern Time on June 15, 2021; or
•	Attending the virtual Annual Meeting and voting electronically.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for changing your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Christian O. Henry, Susan G. Kim and Brett Atkins have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the virtual Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors. If any matters not described in this proxy statement are properly presented at the virtual Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the virtual Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What if I do not specify how my shares are to be voted?

Stockholders of Record.  If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	“FOR” each of the three nominees for our Class II directors (Proposal 1);
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2); and
•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners.  If you are a beneficial owner and you do not provide the broker, bank or other nominee that holds your shares with voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: Proposal 2 to ratify the appointment of Ernst & Young LLP. Brokers, banks and other nominees do not have discretion to vote on non-routine matters such as Proposal 1. Therefore, if you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not vote your shares on Proposal 1.

What constitutes a quorum, and why is a quorum required?

We need a quorum of stockholders to hold our virtual Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote as of 5:00 p.m. Pacific Time on the record date are represented at the virtual Annual Meeting either remotely or by proxy. As of 5:00 p.m. Pacific Time on April 19,  2021, we had 198,348,266 shares of common stock outstanding and entitled to vote at the virtual Annual Meeting, meaning that 99,174,134 shares of common stock must be represented remotely or by proxy to constitute a quorum.

Your shares will be counted towards the quorum if you submit a proxy or vote at the virtual Annual Meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the virtual Annual Meeting may adjourn the meeting to a later date.

What is the effect of a broker non-vote?

Brokers, banks or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker, bank or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the virtual Annual Meeting, but will not be counted for purposes of determining the number of votes present remotely or represented by proxy and entitled to vote with respect to a particular proposal.

Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast or the approval of a majority of the votes present remotely or represented by proxy and entitled to vote (Proposals 1 and 2).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 - Election of three Class II directors	Majority of the shares entitled to vote and present or represented by proxy	No

Proposal 2 - Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	Majority of the shares entitled to vote and present or represented by proxy	Yes

With respect to Proposal 1, you may vote FOR a nominee, AGAINST a nominee, or ABSTAIN from voting on a nominee. A nominee will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. You may not cumulate votes in the election of directors.  If you ABSTAIN from voting on a nominee, the abstention will not be counted as a  vote “FOR” or “AGAINST” such nominee’s election and will not have an effect on the outcome of the vote.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on this proposal, the abstention will have the same effect as a vote AGAINST Proposal 2.

Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, has been engaged to receive and tabulate stockholder votes. Computershare will separately tabulate FOR and AGAINST votes, abstentions, and broker non-votes. Computershare will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the internet by our personnel who will not receive additional compensation for such solicitation. In addition, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

How can I find the results of the Virtual Annual Meeting?

Preliminary results will be announced at the virtual Annual Meeting. Final results also will be published in a Current Report on Form 8-K to be filed with the SEC after the virtual Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at ir@pacificbiosciences.com, 650-521-8450 or Investor Relations, Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals for 2022 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2022 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 31, 2021 except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2022 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2022 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our Bylaws as in effect from time to time. For the 2022 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025, no earlier than February 16,  2022 and no later than March 18,  2022.  However, if the 2022 annual meeting of stockholders is advanced by more than 25 days prior to or delayed by more than 25 days after the one-year anniversary of the 2020 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2022 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2022 annual meeting of stockholders, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our advance notice Bylaw provisions for additional information and requirements. A copy of our Bylaws has been filed with the Annual Report and may be obtained by writing to our Corporate Secretary at the address listed above.

CORPORATE GOVERNANCE

Overview

The Board of Directors oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and assures that the long-term interests of the stockholders are being served. The key practices and procedures of the Board of Directors are outlined in the Corporate Governance Guidelines available on our website at www.pacb.com, under “Corporate Governance.”

Board Leadership Structure

In accordance with our Corporate Governance Guidelines, the Board of Directors believes that the roles of Chairman of the Board of Directors and Chief Executive Officer may be filled by the same or different individuals. This allows the Board of Directors flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and the Board of Director’s assessment of our leadership from time to time.

In March 2020, in conjunction with its annual review of the leadership structure of the Board of Directors and in keeping with good governance practices, the Board of Directors decided to separate the Chairman and Chief Executive Officer positions. The Board of Directors appointed Christian O. Henry as Chairman. Michael Hunkapiller continued to serve as a member of the Board of Directors, and as the President and Chief Executive Officer of the Company. Effective September 14, 2020, Dr. Hunkapiller stepped down from his role as President and Chief Executive Officer and he assumed the position of Senior Fellow focused on technology development until his departure from the Company as an employee effective December 31, 2020.  Effective September 14, 2020, Mr. Henry was appointed as Chief Executive Officer, at which time he stepped down as Chairman but continued to serve on the Board, and John F. Milligan was appointed Chairman of the Board. Dr. Hunkapiller is not standing for re-election, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting.

The Board of Directors has determined that the separation of the roles of Chairman of the Board of Directors and President and Chief Executive Officer is appropriate at this time as it allows our President and Chief Executive Officer to focus primarily on management responsibilities and corporate strategy, while allowing the Chairman to focus on leadership of the Board of Directors, providing feedback and advice to the President and Chief Executive Officer and providing a channel of communication between the members of the Board of Directors and the President and Chief Executive Officer. The Chairman of the Board of Directors presides over all meetings of our Board of Directors and works with the President and Chief Executive Officer to develop agendas for meetings of our Board of Directors. He also works with the Board of Directors to drive decisions about particular strategies and policies and, in concert with the independent committees of the Board of Directors, facilitates a performance evaluation process of the Board of Directors.

In light of the appointment of an independent Chairman, the Board of Directors eliminated the position of Lead Independent Director. As a result, William Ericson no longer serves as the Company’s Lead Independent Director, but continues to serve as a member of the Board of Directors, Chair of the Compensation Committee of the Board of Directors and member of the Corporate Governance and Nominating Committee of the Board of Directors.

In the absence of the Chairman at a meeting of the Board of Directors, Mr. Henry presides over the meeting, whereas during executive sessions of the independent directors, an independent director in attendance presides over the meeting and provides feedback from the executive session to the Chairman, President and Chief Executive Officer and other senior management.

The Board’s Role in Risk Oversight

Our management has the day-to-day responsibility for identifying risks facing us, including implementing suitable mitigating processes and controls, assessing risks in relation to Company strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, our stockholders, and other stakeholders.  Our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and the independent auditors risks associated with our internal controls and procedures for financial reporting and the steps management has taken to monitor and mitigate those exposures; our Audit Committee also oversees the management of other risks, including those associated with foreign exchange fluctuation, compliance with the United States Foreign Corrupt Practices Act of 1977. Our Compensation Committee oversees the management of risks associated with our compensation policies, plans and practices. Our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence and Board of Directors composition and organization. Our Science and Technology Committee assists the Board of Directors in its oversight of our strategies to make use of science and technology and our quality strategy and processes. Management and other employees report to the Board of Directors and/or relevant committee from time to time on risk-related issues.

Director Independence

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Messrs. Ericson, Livingston and Mohr, and Drs. Botstein, Milligan and Shapiro, representing six of our nine directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Stock Market. The Board of Directors has also determined that Dr. Valantine does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and Dr. Valantine is “independent” as that term is defined under the rules of The Nasdaq Stock Market.

Our Board of Directors also determined that Messrs. Livingston and Mohr and Dr. Milligan, who comprise our Audit Committee, Messrs. Ericson and Mohr and Dr. Milligan, who comprise our Compensation Committee, Messrs. Ericson and Livingston, and Dr. Shapiro, who comprise our Corporate Governance and Nominating Committee, satisfy the independence standards for those committees established by applicable SEC rules,  including Rule 10A-3 of the Exchange Act, and the rules of The Nasdaq Stock Market. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

The Board of Directors believes that the independence of the Board members satisfies the independence standards established by applicable SEC rules and the rules of The Nasdaq Stock Market.

Director Nominations

Candidates for nomination to our Board of Directors are selected by the Corporate Governance and Nominating Committee in accordance with the committee’s charter, our Certificate of Incorporation and Bylaws, our Corporate Governance Guidelines, and the criteria adopted by the Board of Directors regarding director candidate qualifications. The Corporate Governance and Nominating Committee will evaluate all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

The Corporate Governance and Nominating Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. Although the Board of Directors does not maintain a specific policy with respect to board diversity, the Board of Directors believes that it should be a diverse body and the Corporate Governance and Nominating Committee considers a broad range of backgrounds and experiences. The Corporate Governance Guidelines, Stockholder Nomination Policy (as hereinafter defined) and Charter of the Corporate Governance and Nominating Committee set out that in making determinations regarding nominations of directors, the Corporate Governance and Nominating Committee considers factors such as character, integrity, judgment, diversity, independence, area of expertise, corporate experience, length of service, and understanding of the Company’s business. The Corporate Governance and Nominating Committee considers the following minimum qualifications to be satisfied by any nominee to the Board of Directors: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board of Directors; the ability to assist and support management and make significant contributions to the Company’s success; and an understanding of the fiduciary responsibilities that is required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Based on the Corporate Governance and Nominating Committee’s recommendation, the Board of Directors selects director nominees and recommends them for election by our stockholders, and also fills any vacancies that may arise between annual meetings of stockholders.

The Corporate Governance and Nominating Committee has a policy regarding the consideration of director candidates (the “Stockholder Nomination Policy”). Under the Stockholder Nomination Policy, the Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders holding at least five percent (5%) of the Company’s common stock continuously for at least twelve (12) months prior to the date of the submission of the recommendation.  The Corporate Governance and Nominating Committee will consider director candidates who are timely proposed by our stockholders in accordance with our Bylaws and other procedures established from time to time by the Corporate Governance and Nominating Committee.

If you would like the Corporate Governance and Nominating Committee to consider a prospective director candidate, please follow the procedures in our Bylaws and submit the candidate’s name and qualifications to: Corporate Secretary, Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025.

Codes of Business Conduct

We have adopted a code of business conduct that is applicable to all of our employees, officers,  and directors. Our code of business conduct is available on the Investor Relations page of our website at www.pacb.com under “Corporate Governance”. We will post amendments to or waivers of our code of business conduct on the same website.

Communication with the Board of Directors

Any stockholder communication with our Board of Directors or individual directors should be directed to Pacific Biosciences of California, Inc., c/o Corporate Secretary, 1305 O’Brien Drive, Menlo Park, CA 94025. The Corporate Secretary will forward these communications, as appropriate, directly to the director(s). The independent directors of the Board of Directors review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board and Committee Meetings

Our Board of Directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. During fiscal year 2020, our Board of Directors held 14 meetings.  Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Eight of our nine board members attended our August 4, 2020 Annual Meeting of Stockholders.

The names of the nominees and directors, their ages as of December 31, 2020 and certain other information about them are set forth below:

Name of Director	Age	Position	Class and Term
David Botstein, Ph.D.	78	Director	Class III, term expires 2022
William Ericson	62	Director	Class III, term expires 2022
Christian O. Henry (1)	52	President, Chief Executive Officer	Class I, term expires 2023
Michael Hunkapiller, Ph.D. (2)	72	Director	Class II, term expires 2021
Randy Livingston	67	Director	Class II, term expires 2021
John F. Milligan, Ph.D. (3)	60	Chairman of the Board of Directors	Class I, term expires 2023
Marshall Mohr	65	Director	Class II, term expires 2021
Kathy Ordoñez	70	Director	Class III, term expires 2022
Lucy Shapiro, Ph.D.	80	Director	Class I, term expires 2023
Hannah A. Valantine, M.D.	69	Nominee as Class II Director	N/A

______________

(1)	Mr. Henry was appointed as Chairman of the Board on March 2, 2020 and as Chief Executive Officer on September 14, 2020, at which time he stepped down as Chairman of the Board.
(2)

Dr. Hunkapiller stepped down as Chairman of the Board on March 2, 2020 and continues to serve as a member of the Board but is not standing for reelection.  He stepped down as President and Chief Executive Officer of the Company on September 14, 2020 and assumed the position of Senior Fellow focused on technology development until his departure from the Company as an employee effective December 31, 2020.  Dr. Hunkapiller is not standing for re-election, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting.

(3)	Dr. Milligan was appointed as Chairman of the Board on September 14, 2020.

The principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of Directors to conclude that they should serve on the Board of Directors, are described below. There are no family relationships among any of our directors or executive officers.

Christian O. Henry became our President and Chief Executive Officer in September 2020.  He has served as a member of our Board of Directors since 2018 and was appointed as Chairman of the Board of Directors on March 2, 2020. Mr. Henry served as Executive Vice President & Chief Commercial Officer of Illumina, Inc. (“Illumina”) from 2015 through January 2017, and previously served as Senior Vice President & Chief Commercial Officer from 2014 to 2015, Senior Vice President & General Manager Genomic Solutions from 2012 to 2014, Senior Vice President, Chief Financial Officer & General Manager Life Sciences from 2010 to 2012, Senior Vice President, Corporate Development & Chief Financial Officer from 2009 to 2010, Senior Vice

President & Chief Financial Officer from 2007 to 2009, and Vice President & Chief Financial Officer from 2005 to 2006. Prior to joining Illumina, Mr. Henry served as the Chief Financial Officer of Tickets.com, Inc. from 2003 to 2005. From 1999 to 2003, Mr. Henry served as Vice President, Finance & Corporate Controller of Affymetrix, Inc. (acquired by Thermo Fisher Scientific in 2016). In 1997, Mr. Henry joined Nektar Therapeutics (formerly Inhale Therapeutic Systems, Inc.), as Corporate Controller, and later as its Chief Accounting Officer from 1997 to 1999. In 1996, Mr. Henry served as General Accounting Manager of Sugen, Inc. Mr. Henry began his career in 1992 at Ernst & Young LLP, where he was a Senior Accountant through 1996. Mr. Henry currently serves as a director and Chairman of the board of WAVE Life Sciences Ltd., and as a director of CMLS Holdings III LLC.  Mr. Henry holds a B.A. in biochemistry and cell biology from the University of California, San Diego and an M.B.A., with a concentration in finance, from the University of California, Irvine. We believe that Mr. Henry possesses specific attributes that qualify him to serve as a member of our Board of Directors including his over 20 years of experience in growing companies in the life sciences industry.

David Botstein, Ph.D. has been a member of our Board of Directors since 2012. Since January 2014, Dr. Botstein has been the Chief Scientific Officer at Calico Life Sciences, L.L.C. Dr. Botstein was formerly Director of the Lewis-Sigler Institute for Integrative Genomics and Anthony B. Evnin Professor of Genomics at Princeton University, where he served from 2003 to 2013. From 1990 to 2003 he was Chairman of the Department of Genetics at Stanford University. Previously, he was Vice President for Science at Genentech, Inc. He is a member of the National Academy of Sciences and the Institute of Medicine and has received numerous awards for his achievements in science. Dr. Botstein has made fundamental contributions to modern genetics, including the discovery of many yeast and bacterial genes and the establishment of key techniques that are commonly used today. In 1980, Dr. Botstein and three colleagues proposed a method for mapping genes that laid the groundwork for the Human Genome Project. Dr. Botstein holds a Ph.D. in Human Genetics from the University of Michigan and an A.B. in Biochemical Sciences from Harvard.  We believe that Dr. Botstein possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his extensive experience in the life sciences industry.

William Ericson has been a member of our Board of Directors since 2004. Mr. Ericson has been the Founding Partner at Wildcat Venture Partners since 2016 where he focuses on investments in Digital Health. He is also a Managing Partner at Mohr Davidow Ventures (MDV) where he has led the firm’s focus on personalized medicine investing since 2003. Mr. Ericson has also served as a director of Adamas Pharmaceuticals, Inc. since 2005. Mr. Ericson holds a B.S.F.S. from Georgetown University School of Foreign Service and a J.D. from Northwestern University School of Law. We believe that Mr. Ericson possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience with multiple companies in the life sciences industry and his focus on companies with molecular diagnostic platforms that concentrate on personalized medicine.

Michael Hunkapiller, Ph.D. became our President and Chief Executive Officer in 2012. He was Chairman of our Board of Directors from 2011 until March 2, 2020 and has served on our Board of Directors since 2005. Dr. Hunkapiller stepped down as the President and Chief Executive Officer of the Company on September 14, 2020 and he assumed the position of Senior Fellow focused on technology development until his departure from the Company as an employee effective December 31, 2020. Since November 2004, Dr. Hunkapiller has been a General Partner at Alloy Ventures, or Alloy, a venture capital firm. Prior to Alloy, Dr. Hunkapiller spent 21 years at Applied Biosystems Inc. At Applied Biosystems, he held various positions, most recently serving as president and general manager. Dr. Hunkapiller holds a Ph.D. in Chemical Biology from the California Institute of Technology and a B.S. in Chemistry from Oklahoma Baptist University. We believe that Dr. Hunkapiller possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his long history with us, as well as his extensive experience at Applied Biosystems. Dr. Hunkapiller will continue to serve as a member of our Board of Directors until the expiration of his current term ending on the date of the Annual Meeting.

Randy Livingston has been a member of our Board of Directors since 2009. He has served as Vice President for Business Affairs and Chief Financial Officer of Stanford University since March 2001. In October 2017, he was also named University Liaison for Stanford Medicine and a director of Stanford Health Care and Lucile Packard Children’s Hospital at Stanford.  Before joining Stanford University, Mr. Livingston served as chief financial officer for multiple technology and life science companies in Silicon Valley. Mr. Livingston currently serves as a director of eHealth, Inc. He also served as a director of Genomic Health, Inc. from 2004 to 2016. Mr. Livingston holds a B.S. in Mechanical Engineering and an M.B.A. from Stanford University. We believe that Mr. Livingston possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience and his financial and accounting expertise with public companies.

John F. Milligan, Ph.D. has been a member of our Board of Directors since 2013 and became Chairman in September 2020. Dr. Milligan joined Gilead Sciences Inc. in 1990 as a research scientist and was appointed Director of Project Management and Project Team Leader for the Gilead Hoffmann-La Roche Tamiflu® collaboration in 1996. In 2002, Dr. Milligan was appointed Chief Financial Officer of Gilead. He was named Gilead’s Chief Operating Officer in 2007 and President in 2008. Dr. Milligan was appointed Chief Executive Officer and elected to the board of directors of Gilead in 2016. On December 31, 2018, Dr. Milligan retired as Chief Executive Officer of Gilead and resigned from the board of directors. Dr. Milligan is currently the Executive Chairman of 4D Molecular Therapeutics (NASDAQ: FDMT).  Dr. Milligan is also the Chair of the board of trustees of Ohio Wesleyan University. Dr. Milligan received his B.A. from Ohio Wesleyan University, his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco. We believe that Dr. Milligan possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience and his financial expertise in the life sciences industry.

Marshall Mohr has been a member of our Board of Directors since 2012. Since March 2006, he has been Executive Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics. Prior to joining Intuitive Surgical, Mr. Mohr served as Vice President and Chief Financial Officer of Adaptec, Inc. Before 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he was most recently the managing partner of the firm’s West Region Technology Industry Group and led its Silicon Valley accounting and audit advisory practice. Since 2005, Mr. Mohr has been a member of the board of directors and Chairman of the audit committee of Plantronics, Inc., a provider of lightweight communications headsets and telephone headset systems, and also served as a member of the board of directors and Chairman of the audit committee of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to Qualcomm, Inc. Mr. Mohr holds a Bachelor of Business Administration in Accounting and Finance from Western Michigan University. We believe that Mr. Mohr possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in financial and accounting matters.

Kathy Ordoñez has been a member of our Board of Directors since December 2014. She served as our Chief Commercial Officer and Executive Vice President from October 2017 to October 2018. Ms. Ordoñez brings more than 30 years of experience in the life sciences and diagnostics industries. From January 2012 until June 2013, Ms. Ordoñez was a Senior Vice President at Quest Diagnostics Incorporated, a leading provider of diagnostic information services, where she was initially responsible for leading their R&D effort and later provided oversight to multiple businesses commercializing diagnostic products and testing services. Ms. Ordoñez joined Quest Diagnostics as part of its acquisition in 2011 of Celera Corporation, a leading provider of genetic testing products for HIV resistance, cystic fibrosis and high complexity tissue transplantation. From April 2002 until May 2011, Ms. Ordoñez was the Chief Executive Officer at Celera, and she founded Celera Diagnostics in December 2000. From 1985 until 2000, Ms. Ordoñez held several senior positions at Hoffmann-La Roche, overseeing the formation of Roche Molecular Systems, where she served as President and Chief Executive Officer, and led the wide-scale commercial application of the Polymerase Chain Reaction (PCR) technology to the research, diagnostic and forensic fields.  Ms. Ordoñez also served as a Director, non-executive Chairman, and Chief Executive Officer of RainDance Technologies, Inc., which was sold to Bio-Rad Laboratories, Inc. in February 2017. We believe that Ms. Ordoñez possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience in the life sciences and diagnostic industries. Ms. Ordoñez holds a B.A. in Chemistry and honorary Doctorate of Science from Hartwick College.

Lucy Shapiro, Ph.D. has been a member of our Board of Directors since 2012. Dr. Shapiro currently serves as the Virginia and D.K. Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine, where she has been a faculty member since 1989. Dr. Shapiro is a co-founder and director of Anacor Pharmaceuticals, Inc. which was acquired by Pfizer Inc. in 2016. In 2016 she founded a second anti-infectives company, Boragen, LLC. In 1989, Dr. Shapiro founded Stanford University’s Department of Developmental Biology, and served as its Chairman from 1989 to 1997. Prior to that, Dr. Shapiro served as Chair of the Department of Microbiology and Immunology in the College of Physicians and Surgeons of Columbia University. She received a B.A. from Brooklyn College and a Ph.D. in Molecular Biology from the Albert Einstein College of Medicine.  Dr. Shapiro has received numerous awards including the National Medal of Science.  She has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the National Academy of Medicine for her work in the fields of molecular biology and microbiology. Dr. Shapiro previously served as a non-executive director of GlaxoSmithKline plc from 2001 to 2006 and Anacor Pharmaceuticals, Inc. from 2001 to 2016. Dr. Shapiro was also a director of Gen-Probe, Inc. from 2008 to 2012.  We believe that Dr. Shapiro possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience in the life sciences industry.

Hannah A. Valantine, M.D. currently serves as Professor of Medicine at Stanford University School of Medicine, where she has been a faculty member since 1987. From April 2014 to September 2020, Dr. Valantine served as Chief Officer for Scientific Workforce Diversity at the National Institutes of Health, and as a Senior Investigator in the Intramural Research Program at the National Heart, Lung, and Blood Institute. From November 2004 to April 2014, Dr. Valantine was Professor of Cardiovascular Medicine and the Senior Associate Dean for Diversity and Leadership at Stanford. In collaboration with her colleagues at Stanford, Dr. Valantine co-invented the technology for donor derived cell-free DNA for diagnosis of transplant rejection, which is currently licensed and used to monitor patients for early detection of acute rejection. Dr. Valantine also serves as Principal and Founder of HAV LLC, a consulting company for diversity, equity and inclusion that she founded in January 2021. We believe that Dr. Valantine possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience in the life sciences industry.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Science and Technology Committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Science and Technology Committee all operate under charters approved by our Board of Directors, which charters are available on the Investors Relations page of our website at www.pacb.com under “Corporate Governance”. Our Board of Directors from time to time establishes additional committees to address specific needs.

The following table sets forth (i) the four standing committees of the Board of Directors, (ii) the current members of each committee and (iii) the number of meetings held by each committee in fiscal year 2020:

Name of Director	Audit	Compensation	Corporate Governance and Nominating	Science and Technology
David Botstein, Ph.D.				X
William Ericson		X (chair)	X
Michael Hunkapiller, Ph.D.				X
Randy Livingston	X (chair)		X
John F. Milligan, Ph.D.	X	X
Marshall Mohr	X	X
Kathy Ordoñez				X (chair)
Lucy Shapiro, Ph.D.			X(chair)	X
Number of meetings held during 2020	9	12	13	3

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	providing oversight of our accounting and financial reporting processes and the audit of our financial statements;
•

assisting the Board of Directors in oversight of: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls; and

•

providing to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

The members of our Audit Committee are Messrs. Livingston and Mohr and Dr. Milligan. Mr. Livingston serves as our Audit Committee chair. Our Board of Directors has determined that each member of the Audit Committee meets the financial literacy requirements under the rules of The Nasdaq Stock Market and the SEC and each member of our Audit Committee qualifies as an Audit Committee financial expert as defined under SEC rules and regulations. We believe that the composition of our Audit Committee meets the requirements for independence under, and the functioning of our Audit Committee complies with, all applicable requirements of The Nasdaq Stock Market and SEC rules and regulations.

Compensation Committee

Our Compensation Committee oversees our corporate compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:

•	providing oversight of our compensation policies, plans and programs;
•

assisting the Board of Directors in discharging its responsibilities relating to: (i) oversight of the compensation of our Chief Executive Officer and other executive officers (including officers reporting under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (ii) evaluating and approving our executive officer compensation plans, policies and programs, and (iii) evaluating and approving director compensation;

•	assisting the Board of Directors in administering the Company’s equity compensation plans for its employees and directors; and
•	providing oversight of, and advising the Board of Directors on, our Chief Executive Officer succession planning.

The members of our Compensation Committee are Messrs. Ericson and Mohr and Dr. Milligan. Mr. Henry left the Compensation Committee as of September 14, 2020 in connection with his appointment as Chief Executive Officer of the Company. Mr. Ericson serves as the chair of our Compensation Committee.

Our Board of Directors has determined that each member of our Compensation Committee is independent within the meaning of the independent director guidelines of the Nasdaq Stock Market. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, all applicable requirements of the Nasdaq Stock Market and SEC rules and regulations.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors. The Corporate Governance and Nominating Committee is responsible for, among other things:

•	overseeing, reviewing, and making periodic recommendations concerning our corporate governance policies;
•	recommending candidates for election to the Board of Directors and for appointment to each committee of the Board of Directors; and
•	overseeing the evaluation of the Board of Directors.

The members of our Corporate Governance and Nominating Committee are Messrs. Ericson and Livingston and Dr. Shapiro. Dr. Shapiro serves as the chair of our Corporate Governance and Nominating Committee. Our Board of Directors has determined that each member of our Corporate Governance and Nominating Committee is independent within the meaning of the independent director guidelines of The Nasdaq Stock Market.

Science and Technology Committee

Our Science and Technology Committee oversees and assists our Board of Directors in reviewing relevant science and technology matters related to the Company.  The Science and Technology Committee is responsible for, among other things:

•	serving in an advisory role and recommending other external advisors to assist us with the use of our science and technology;
•

overseeing our innovation strategy, including periodic reviews of our research and development (R&D) portfolio and its overall competitiveness, the science and technology underlying major R&D initiatives, the competitive environment, and disruptive technology impacts;

•	periodically conducting targeted reviews of our patent portfolio and strategy;
•	advising the Board of Directors on the scientific and R&D aspects of major technology-based transactions and licensing agreements that require Board of Directors approval;
•	reviewing the Company’s overall quality strategy and processes in place to monitor and control product quality;
•	periodically reviewing results of product quality and quality system assessments by us and external parties; and
•	reviewing important product quality issues and field actions by us.

The members of our Science and Technology Committee are Drs. Botstein, Hunkapiller and Shapiro and Ms. Ordoñez. Ms. Ordoñez serves as the chair of our Science and Technology Committee.

Director Compensation

Employee directors are not compensated for Board of Directors services in addition to their regular employee compensation.

Through June 2020, the non-employee members of the Board of Directors were compensated as follows:

Cash compensation: Each non-employee member of the Board of Directors was eligible to receive the following cash compensation:

(1) In April 2019, in light of the then-in-process merger with Illumina, the Board of Directors decided to amend the Company’s Outside Director Compensation Policy to terminate each non-employee director’s annual stock option grant to purchase 25,000 of the Company’s common stock and increase each non-employee director’s cash retainer from $35,000 to $135,000, effective April 11, 2019.

(2) The chair of our Audit Committee is paid an annual retainer of $20,000 and members of our Audit Committee other than the chair are paid an annual retainer of $10,000;

(3) The chair of our Compensation Committee is paid an annual retainer of $14,000, and members of our Compensation Committee other than the chair are paid an annual retainer of $7,000;

(4) The chair of our Corporate Governance and Nominating Committee is paid an annual retainer of $10,000, and members of our Corporate Governance and Nominating Committee other than the chair are paid an annual retainer of $5,000;

(5) The chair of our Science and Technology Committee is paid an annual retainer of $10,000, and the members of our Science and Technology Committee other than the chair are paid an annual retainer of $5,000; and

(6) Our lead independent director is paid an annual retainer of $15,000.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

Equity Compensation: Each new non-employee director receives a stock option grant to purchase 35,000 shares of our common stock under the terms of the 2010 Outside Director Equity Incentive Plan (the “2010 Director Plan”). These initial awards will vest over three years, with one-third of the shares subject to the option vesting on the one-year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided such non-employee director continues to serve as a director through each vesting date. In addition, each non-employee director automatically receives an annual stock option grant to purchase 25,000 shares of our common stock on the date of the annual meeting beginning on the date of the first annual meeting that is held at least four months after such non-employee director received his or her initial award, provided such non-employee director continues to serve as a director through such date. Such annual awards vest monthly over one year, provided such non-employee director continues to serve as a director through each vesting date.

In connection with Mr. Henry’s appointment as Chairman of the Board, effective March 2, 2020, Mr. Henry received an additional annual retainer of $35,000 as well as a stock option to purchase 35,000 shares of the Company’s common stock.

Our Compensation Committee consulted with an independent compensation consultant, Radford, to perform an analysis of our non-employee director compensation policy relative to prevailing market data. Based on its review, the Board of Directors decided to make changes to the cash and equity-based compensation levels. With respect to Board service, our Board of Directors approved compensation to each non-employee member of the Board as follows, effective June 21, 2020:

Cash compensation: Each non-employee member of the Board of Directors was eligible to receive the following cash compensation:

(1) Each Outside Director will be paid an annual cash retainer of $35,000.  There are no per‑meeting attendance fees for attending Board meetings.  This cash compensation will be paid quarterly in equal installments in advance.

(2) The chair of our Audit Committee is paid an annual retainer of $20,000 and members of our Audit Committee other than the chair are paid an annual retainer of $10,000;

(3) The chair of our Compensation Committee is paid an annual retainer of $14,000, and members of our Compensation Committee other than the chair are paid an annual retainer of $7,000;

(4) The chair of our Corporate Governance and Nominating Committee is paid an annual retainer of $10,000, and members of our Corporate Governance and Nominating Committee other than the chair are paid an annual retainer of $5,000;

(5) The chair of our Science and Technology Committee is paid an annual retainer of $10,000, and the members of our Science and Technology Committee other than the chair are paid an annual retainer of $5,000; and

(6) The chair of the Board is paid an annual retainer of $35,000.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

Equity compensation:

Each new non-employee director receives a stock option grant to purchase 35,000 shares of our common stock under the terms of the 2010 Director Plan, or, following termination of such plan, the Company’s 2020 Equity Incentive Plan.  These initial awards will vest over three years, with one-third of the shares subject to the option vesting on the one-year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided such non-employee director continues to serve as a director through each vesting date.

In addition, each non-employee director automatically receives an annual stock option grant with a grant date fair value of $100,000, beginning on the date of the first annual meeting of our stockholders that is held at least four months after such non-employee director initially began to provide continuous service as a non-employee director, provided such non-employee director continues to serve as a director through such date. Such annual awards vest monthly over one year, or if earlier, on the date of the next annual meeting of our stockholders, provided such non-employee director continues to serve as a director through each vesting date.

In connection with Dr. Milligan’s appointment as Chairman of the Board, effective September 14, 2020,  Dr. Milligan received an additional annual retainer of $35,000 as well as a stock option to purchase 35,000 shares of the Company’s common stock.

In 2021, our Compensation Committee again consulted with Radford to perform an analysis of our non-employee director compensation policy relative to prevailing market data. Based on its review, the Board decided to approve the following adjustments in compensation non-employee member of the Board as follows, effective March 10, 2021:

•	The annual cash retainer paid to each non-employee director was increased to $40,000;
•	The annual retainer for the Chairman of the Board was increased to $40,000;
•

Each new non-employee director receives an initial stock option grant, under the terms of the Company’s 2020 Equity Incentive Plan, with a fair value of $450,000, one-third of which vests on the one-year anniversary of the non-employee director’s initial start date on the Board, and the remainder of which vests in equal monthly installments thereafter for 24 months on the same date of the month as such director’s initial start date, provided such non-employee director continues to serve as a director through each vesting date;

•

Each non-employee director automatically receives an annual stock option grant with a grant date fair value of $200,000, beginning on the date of the first annual meeting of our stockholders that is held after such non-employee director initially began to provide continuous service as a non-employee director, provided that the grant date fair value of such first annual stock option grant shall be pro-rated based on the number of months of continuous service prior to such first annual meeting as a non-employee director where service in any month counts as a full month of service, and provided further that such non-employee director continues to serve as a director through such date. Annual awards vest monthly over one year or, if earlier, on the date of the next annual meeting of our stockholders, provided such non-employee director continues to serve as a director through each vesting date.

Limitation:

Non-employee directors may not be granted, in any fiscal year, awards and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $500,000, provided that such amount is increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director. Any awards or other compensation provided to an individual for his or her services as an employee or consultant (other than as a non-employee director) are excluded from such calculation.

In the event of a “change in control,” as defined in the 2010 Director Plan, with respect to awards granted under the 2010 Director Plan to non-employee directors, the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met.

The 2020 Equity Incentive Plan provides that, in the event of our merger with or into another corporation or other entity or our “change in control” (as defined in the 2020 Plan), the administrator will have authority to determine the treatment of outstanding awards (without participants’ consent), including, without limitation, that:

•	awards will be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation or its affiliate;
•	awards will terminate upon or immediately prior to consummation of such transaction;
•	awards will vest, in whole or in part and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of the transaction;
•

an  award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon exercise of the award or realization of the participant’s rights as of the date of the transaction, or an award will be replaced with other rights or property selected by the administrator in its sole discretion; or

•

any combination of the above. If the successor in the transaction does not assume or substitute for the award (or portion of the award), the award (or applicable portion) will vest in full (and become exercisable with respect to options and similar awards), with any performance-based criteria deemed achieved at 100% of target levels. With respect to awards granted to a non-employee director that are assumed or substituted for in the transaction, if on the date of or after such assumption or substitution, the individual’s status as a director of the Company or of the successor corporation, as applicable, is terminated other than upon voluntary resignation (except if such resignation is at the request of the acquirer), then such director’s awards will accelerate vesting as described in the immediately preceding sentence as though such awards had not been assumed or substituted for.

Director Compensation for Fiscal Year 2020

The following table sets forth information concerning compensation paid or accrued for services rendered to us by the non-employee members of our Board of Directors for the fiscal year ended December 31, 2020. Compensation paid to Dr. Hunkapiller is included in the section entitled “Executive Compensation” and excluded from the table below:

			All Other Compensation
Name	Fees earned or paid in cash ($)	Option Awards ($)	Reimbursement for Income Taxes ($)	Total ($)
David Botstein, Ph.D.	81,667	100,000	—	181,667
William Ericson	95,667	100,000	—	195,667
Christian O. Henry (1)	90,667	142,620	—	233,287
Randy Livingston	101,667	100,000	—	201,667
John F. Milligan, Ph.D. (2)	102,417	378,320	—	480,737
Marshall Mohr	93,667	100,000	—	193,667
Kathy Ordoñez (3)	86,667	100,000	48,449	235,116
Lucy Shapiro, Ph.D.	91,667	100,000	—	191,667

__________________

(1)

Mr. Henry was appointed as Chairman of the Board effective March 2, 2020 and served as a non-employee director until his appointment as Chief Executive Officer effective September 14, 2020, after which time he continues to serve on the Board of Directors but no longer receives any separate compensation for his Board of Directors service. In connection with Mr. Henry’s appointment as Chairman of the Board, effective March 2, 2020, Mr. Henry received an additional annual retainer of $35,000 as well as a stock option to purchase 35,000 shares of the Company’s common stock.

(2)

In connection with Dr. Milligan’s appointment as Chairman of the Board, effective September 14, 2020, Dr. Milligan received an additional annual retainer of $35,000 as well as a stock option to purchase 35,000 shares of the Company’s common stock.

(3)

Ms. Ordoñez received reimbursement of $48,499 for income taxes in connection with exercise of stock options granted to her during her tenure as Chief Commercial Officer and Executive Vice President from October 30, 2017 to October 30, 2018.

The aggregate number of shares subject to stock options outstanding and exercisable and restricted stock units with time-based vesting (“RSUs”) outstanding at December 31, 2020 for each non-employee director is as follows:

Name	Aggregate Number of Stock Options Outstanding	Aggregate Number of Stock Options Exercisable	Aggregate Number of RSUs Outstanding
David Botstein, Ph.D.	231,499	200,500	—
William Ericson	233,999	203,000	—
Christian O. Henry (1)	1,616,499	43,693	750,000
Randy Livingston	238,999	208,000	—
John F. Milligan, Ph.D.	131,499	65,500	—
Marshall Mohr	256,499	225,500	—
Kathy Ordoñez (2)	593,999	451,535	21,875
Lucy Shapiro, Ph.D.	129,833	98,834	—

_______________

(1) Mr. Henry served as a non-employee director until his appointment as Chief Executive Officer, effective September 14, 2020.  Mr. Henry’s figures include stock options and RSUs granted in connection with his appointment as Chief Executive Officer.

(2) Ms. Ordoñez’s figures include the stock options and RSUs granted to her during her tenure as Chief Commercial Officer and Executive Vice President from October 30, 2017 to October 30, 2018.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified Board of Directors. Each person elected as a Class II director at the Annual Meeting will serve for a three-year term expiring on the date of the 2024 annual meeting of stockholders.

Our Board of Directors has nominated Randy Livingston, Marshall Mohr and Hannah A. Valantine, M.D. for election as Class II directors at the Annual Meeting. Dr. Valantine was identified by another director and nominated by our Board of Directors for election because of her perspective, experience and leadership as a former executive of our company her extensive experience in the life sciences industry.    Please refer to “Board of Directors and Committees of the Board” section above for the nominees’ biographies.

Each nominee will be elected separately by a majority vote. A given nominee will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Summary information regarding our Class II nominees, as well as directors not up for election at the Annual Meeting is set forth below.

Name of Director	Age	Principal Occupation	Director Since
Class II Nominees (term to expire in 2024)
Randy Livingston	67	Vice President for Business Affairs and Chief Financial Officer of Stanford University	2009
Marshall Mohr	65	Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc.	2012
Hannah A. Valantine, M.D.	69	Professor of Medicine (Cardiovascular) at the Stanford University Medical Center	N/A

Class III Directors (term to expire in 2022)
David Botstein, Ph.D.	78	Chief Scientific Officer of Calico Life Sciences	2012
William Ericson	62	Managing Partner of Mohr Davidow Ventures and Founding Partner of Wildcat Venture Partners	2004
Kathy Ordoñez	70	Director	2014

Class I Directors (term to expire in 2023)
Christian O. Henry	52	President and Chief Executive Officer of Pacific Biosciences of California, Inc.	2018
John F. Milligan, Ph.D.	60	Chairman of the Board of Directors of Pacific Biosciences of California, Inc.	2013
Lucy Shapiro, Ph.D.	80	Virginia and D.K.Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University's School of Medicine	2012

There are no family relationships among any of the nominees, directors and/or any of our executive officers. Our executive officers serve at the discretion of the Board of Directors. Further information about our directors, including each of the Class II director nominees, is provided in the “Board of Directors and Committees of the Board” section above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE CLASS II DIRECTORS NOMINEES TO SERVE AS A CLASS II DIRECTOR.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2021. Ernst & Young LLP has audited our consolidated financial statements since 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board of Directors, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

The following table sets forth the approximate aggregate fees billed to us by Ernst & Young in fiscal years 2020 and 2019 (in thousands):

Fee Category	2020	2019
Audit Fees	$1,255	$1,197
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	2
Total Fees	$1,255	$1,199

Audit Fees consisted of professional services rendered in connection with the audit of our annual consolidated financial statements and quarterly review of our condensed financial statements. This category also includes advice on accounting matters that arose during the audit or the review of interim financial statements.

Audit-Related Fees consisted of fees for professional services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees consisted of professional services rendered in connection with tax compliance, tax advice and tax planning.

All Other Fees consisted of fees paid for a subscription to an accounting research database.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Ernst & Young.

Vote Required

The ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the shares of our common stock present remotely or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us, where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, without the prior consent of our Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our Audit Committee considers the facts and circumstances available and deemed relevant by our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Audit Committee has reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000, including employment of executive officers, director compensation, certain transactions with other organizations involving the purchase or sale of products or services in the ordinary course of business, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above, during 2020, we were party to the following transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Employment of Related Persons

Kathryn Keho,  who is the daughter of Dr. Michael Hunkapiller, our former Chief Executive Officer and President and a current member of the Board of Directors, previously served as our Senior Director, Market Development.  Ms. Keho’s annual base salary was $265,225 for the year ended December 31, 2020.  Ms. Keho also earned $62,727 of cash incentive compensation for the year ended December 31, 2020.

Ms. Keho was granted the following options and restricted stock units during the years ended December 31, 2018,  2019 and 2020, respectively:

Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	All Other Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Award ($)	Grant Date Fair Value of Stock and Option Awards ($)
2/15/2018	20,000			2.54	29,648
2/15/2019		5,000	(2)		35,650
3/15/2019		2,500	(2)		18,400
2/18/2020		12,500	(3)		56,313
2/18/2020		25,000	(4)		112,625

___________________

(1) The options vest at a rate of 1/48th of the total number of shares subject to the option each month over the next four years, subject to continued service with us.
(2) The RSUs vest on the one-year anniversary of the date of grant of the RSU awards, subject to continued service with us.

(3) The RSUs vest in equal annual installments over two years on each anniversary of the award’s grant date, subject to continued service with us.
(4) The RSUs vest in equal annual installments over four years on each anniversary of the award’s grant date, subject to continued service with us.

We believe that Ms. Keho’s compensation, which was periodically reviewed by the Compensation Committee, was comparable with compensation paid to other employees with similar levels of responsibility and years of experience.

Stanford University

Randy Livingston is the Vice President for Business Affairs and Chief Financial Officer of Stanford University. Lucy Shapiro, Ph.D., is the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine. For the years ended December 31, 2020 and 2019, we recognized revenue relating to Stanford University with a total value of approximately $260,000 and $249,000, respectively. As of December 31, 2020 and 2019, approximately $62,000 and $58,000, respectively, out of our accounts receivable balance of $16,837,000 and $15,266,000, respectively, related to Stanford University.

Calico Life Sciences LLC

David Botstein, Ph.D. is the Chief Scientific Officer of Calico Life Sciences, LLC. For the years ended December 31, 2020 and 2019, we recognized revenue relating to Calico Life Sciences, LLC with a total value of approximately $35,000 and $87,000, respectively. As of both December 31, 2020 and 2019, $0 of our accounts receivable balance of $16,837,000 and $15,266,000, respectively, related to Calico Life Sciences, LLC.

Other Transactions

We have granted stock options and restricted stock units to our executive officers and certain of our directors. See the sections titled “Executive Compensation – Outstanding Equity Awards at 2020 Year-End” and “Board of Directors and Committees of the Board – Director Compensation” for a description of these stock options and restricted stock units. In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers. We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31,  2021 with respect to the beneficial ownership of our common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table”  under the section entitled “Executive Compensation”; and (iv) all current directors, director nominees, and executive officers as a group. As of March 31,  2021,  198,339,724 shares of our common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Name and address of beneficial owner (1)	Number of Shares Owned (2)	Right to Acquire Shares (3)	Total Beneficial Ownership	Percent of Class (4)
5% Stockholders:
ARK Investment Management, LLC (5)	28,504,629	—	28,504,629	14.4%
SB Northstar LP (6)	9,861,089	20,689,650	30,550,739	13.9%
BlackRock Inc. (7)	15,115,490	—	15,115,490	7.6%
The Vanguard Group (8)	14,320,299	—	14,320,299	7.2%
Jackson Square Partners, LLC (9)	13,474,438	—	13,474,438	6.8%
Named executive officers, directors, and director nominees:
Christian O. Henry	—	83,414	83,414	*
Michael Hunkapiller, Ph.D. (10)	910,905	8,334	919,239	*
William Ericson (11)	4,598,397	222,374	4,820,771	2.4%
David Botstein, Ph.D.	—	59,874	59,874	*
Randy Livingston	—	159,874	159,874	*
John F. Milligan, Ph.D.	110,000	84,874	194,874	*
Marshall Mohr	—	244,874	244,874	*
Kathy Ordoñez	10,938	333,206	344,144	*
Lucy Shapiro, Ph.D.	—	118,208	118,208	*
Hannah A. Valantine, M.D.	—	—	—	*
Susan G. Kim	—	787	787	*
Susan K. Barnes (12)	702,938	—	702,938	*
Denis Zaccarin, Ph.D.	27,470	212,817	240,287	*
All current directors and executive officers as a group (14 people) (13)	5,682,217	1,717,703	7,399,920	3.7%

_____________

* Represents beneficial ownership of less than 1%.

(1) Unless otherwise indicated, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned and the address of each beneficial owner listed on the  table is c/o Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, California 94025.

(2) Excludes shares that may be acquired through the exercise of outstanding stock options or the vesting of RSUs.

(3) Represents shares issuable upon exercise of options exercisable within 60 days after March 31,  2021 and RSUs that vest within 60 days after March 31,  2021; however, unless otherwise indicated, these shares do not include any options and RSUs awarded after March 31,  2021.

(4) For purposes of calculating the Percent of Class, shares that the person or entity had a right to acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity.

(5) Based on information taken from Schedule 13G filed on February 16, 2021 reporting on ownership as of December 31, 2020 by ARK Investment Management LLC, which has sole voting power as to 27,646,542 of these shares, shared voting power as to 413,947 of these shares and sole dispositive power as to 28,504,629 of these shares. The address of this entity is 3 East 28th Street, 7th Floor, New York, NY 10016.

(6)  Consists of 20,689,650 shares issuable upon conversion of the 1.50% Convertible Senior Notes due February 15, 2028 and 9,861,089 shares as of March 31, 2021, in each case beneficially owned by SB Northstar LP, which is an indirect subsidiary of SoftBank Group Corporation. The principal business address of SB Northstar LP is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal business address of SoftBank Group Corporation is 1-9-1, Higashi-Shimbashi Minato-ku, Tokyo 105-7303 Japan.

(7)  Based on information taken from Schedule 13G filed on January 29,  2021 reporting on ownership as of December 31, 2020 by BlackRock,  Inc., which has sole voting power as to 14,850,072 of these shares and sole dispositive power as to 15,115,490 of these shares. The address of this entity is 55 East 52nd Street, New York, NY 10055.

(8) Based on information taken from Schedule 13G filed on February 10,  2021 reporting on ownership as of December 31, 2020 by The Vanguard Group, which has shared voting power as to 379,666 of these shares, sole dispositive power as to 13,805,206 of these shares and shared dispositive power as to 515,093 of these shares. The address of this entity is 100 Vanguard Blvd., Malvern, PA 19355.

(9)  Based on information taken from Schedule 13G filed on February 9, 2021 reporting on ownership as of December 31, 2020 by Jackson Square Partners, LLC, which has sole voting power as to 10,682,065 of these shares, shared voting power as to 878,943 of these shares and sole dispositive power as to 13,474,438 of these shares. The address of this entity is One Letterman Drive, Building A, Suite A3-200,  San Francisco, CA 94129.

(10)  Dr. Hunkapiller is not standing for re-election, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting.

(11)  Number of shares owned includes 4,598,397 shares held of record by funds affiliated with Mohr Davidow Ventures where Mr. Ericson is a Managing Partner. Mr. Ericson disclaims beneficial ownership of any shares held of record by funds affiliated with Mohr Davidow Ventures except to the extent of his pecuniary interest therein. Shares of record includes (i) 4,318,915 shares held by MDV VII LP as nominee for MDV VII MDV VII Leaders Fund LP MDV ENF VIIA; (ii) 201,857 shares held by MDV VII Leaders Fund LP; (iii)  77,625 shares held by MDV ENF VIIA LP AND MDV ENF VIIB LP. The address of these entities is c/o Mohr Davidow Ventures, 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025. Each of Jonathan Feiber, Nancy Schoendorf, and Seventh may be deemed to share voting and dispositive power over the shares held by MDV.

(12)  Ms. Barnes retired from her role as Executive Vice President and Chief Financial Officer on August 7, 2020.

(13)  Number of shares owned does not include shares owned by Ms. Barnes because Ms. Barnes retired from her role as Executive Vice President and Chief Financial Officer on August 7, 2020. Includes shares owned by Messrs. Peter Fromen, Chris Seipert and Mark Van Oene as of March 31,  2021. Mr. Seipert was appointed as an executive officer of the Company effective April 1, 2020. Messrs. Fromen and Van Oene were appointed as executive officers of the Company effective January 8, 2021.

EXECUTIVE OFFICERS

Biographical data for each of our current executive officers, including their ages, as of March 31, 2021, is set forth below, except Mr. Henry’s biography, which is included under the heading “Board of Directors and Committees of the Board” above.

Executive Officers

Susan Kim, age 45, has served as the Chief Financial Officer for Pacific Biosciences since September 2020.  Previously Ms. Kim served as Chief Financial Officer of App Annie Inc., a provider of mobile data and analytics, since 2018, overseeing finance, legal, IT and people functions. From 2016 to 2017, Ms. Kim served as Chief Financial Officer of Katerra Inc., a construction technology company, overseeing finance and legal functions. From 2010 to 2016, Ms. Kim held various finance roles at KLA Corporation, most recently as Vice President, Global Business & Operations Finance. Ms. Kim holds a B.S. in chemical engineering from Stanford University and an M.B.A. and master’s degree in engineering management from Northwestern University, Kellogg School of Management.

Peter Fromen, age 46, joined us in January 2021 as our Chief Commercial Officer.  Mr. Fromen previously served as Global Vice President of Population Genomics and Precision Health of Illumina since 2019. Since joining Illumina in 2007, Mr. Fromen held various positions, including Senior Director of Investor Relations, Senior Director of Product Marketing Applications, Services and Automation, and Senior Director of Market Development and Product Marketing Genomic Solutions. Mr. Fromen holds a B.A. in History from Kenyon College and an M.B.A. from Arizona State University, W.P. Carey School of Business.

Mark Van Oene, age 48, joined us in January 2021 as our Chief Operating Officer.  Mr. Van Oene previously served as Senior Vice President and Chief Commercial Officer of Illumina, Inc. (“Illumina”), a provider of DNA sequencing systems, since 2017. Since joining Illumina in 2006, Mr. Van Oene held various positions, including Senior Vice President and General Manager, Americas Commercial Operations, and Vice President, Global Sales. Mr. Van Oene holds a B.S. in biochemistry from Western University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Executive Compensation”.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Executive Compensation” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee

William Ericson (Chair)

Marshall Mohr

John F. Milligan, Ph.D.

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities and Exchange Act of 1934, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about our executive compensation program, the Compensation Committee is committed to providing additional, voluntary disclosure to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the executive compensation program for our named executive officers during 2020. For the year ended December 31, 2020,  our named executive officers were:

Name	Position
Christian O. Henry (1)	Chief Executive Officer and President
Michael Hunkapiller, Ph.D. (2)	Former Chief Executive Officer and President
Susan G. Kim (3)	Chief Financial Officer
Susan K. Barnes (4)	Former Executive Vice President and Chief Financial Officer
Denis Zaccarin, Ph.D. (5)	Senior Vice President, Research & Development

___________________

(1)Mr. Henry was appointed as Chief Executive Officer effective September 14, 2020.

(2)Dr. Hunkapiller stepped down from his role as Chief Executive Officer and President effective September 14, 2020, and he assumed the position of Senior Fellow focused on technology development until his departure from the Company as an employee effective December 31, 2020. Dr. Hunkapiller is not standing for re-election, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting.

(3)Ms. Kim was appointed as Chief Financial Officer effective September 28, 2020.

(4)Ms. Barnes retired from her role as Executive Vice President and Chief Financial Officer on August 7, 2020.

(5)Dr. Zaccarin was appointed as an executive officer of the Company effective April 1, 2020.

Executive Summary

The past year for Pacific Biosciences was one of uncertainty, change, and growth.  Our business, and particularly our revenues, was negatively impacted as many of our customers in multiple regions around the world shut down operations for various, lengthy periods of time in efforts in response to the COVID-19 pandemic. This resulted in lower product revenues of $65.4 million for 2020 compared to $77.7 million in the prior year.

Business Highlights

While our annual performance may have fallen slightly short of the prior year due in a large part to the global pandemic, our financial performance in the fourth quarter was strong and we are excited to build on this momentum into 2021.

We finished 2020 with strong momentum which has continued into 2021.  We have outlined below a few recent financial and operational highlights:

•	Revenue for the fourth quarter was $27.1 million, a 42% increase over the previous quarter.
•	Gross profit for the fourth quarter was $11.4 million, a 61% increase over the previous quarter.
•	Our share price nearly quadrupled in 2020, rising over 400%, which far outpaced the Nasdaq biotechnology index return of 26%.
•	SB Northstar LP, an indirect subsidiary of SoftBank Group Corp., invested $900 million in convertible senior notes to support the Company’s future growth initiatives.
•

The Company announced a multi-year collaboration with Invitae Corporation to begin development of a production-scale high-throughput sequencing platform leveraging the power of PacBio’s highly accurate HiFi sequencing to expand Invitae’s whole genome testing capabilities.

•	Wellcome Sanger Institute committed to purchase seven new Sequel IIe systems to support the Darwin Tree of Life initiative, making it one of the world’s largest SMRT sequencing facilities.

Leadership Transitions

While our employees and customers around the world were dealing with the effects of the global pandemic on our lives and businesses, Pacific Biosciences was also undergoing significant leadership changes.

In June 2020, we announced that Michael Hunkapiller would transition from his role as our President and Chief Executive Officer by the end of the year. While Dr. Hunkapiller no longer has an active operating role with us, the Company has been fortunate to have Dr. Hunkapiller continue as a member of our Board of Directors. Dr. Hunkapiller is not standing for re-election, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting. Concurrent with this announcement we also announced that Susan Barnes was retiring in August 2020 from her role as Executive Vice President and Chief Financial Officer.

In August 2020, our Board of Directors, following an internal and external search, announced that Christian Henry, our Chairman of the Board of Directors since March 2020, would be the company’s new Chief Executive Officer. Mr. Henry had served on our board since 2018 and brings tremendous experience of driving commercial growth in the life sciences industry. We are fortunate that he has served on our board and has a solid understanding of our products and markets.

Mr. Henry’s initial compensation package consisted of:

•	Base salary of $650,000;
•	Target annual incentive of 100% of base salary;
•	1,500,000 stock options which vest 1/4th on the first anniversary of grant date, and 1/48th per month thereafter; and
•	750,000 restricted stock units (“RSUs”), which vest 1/4th on each of the first four anniversaries of the grant date.

Shortly thereafter, we announced the hiring of Susan Kim as our new Chief Financial Officer.  Ms. Kim brings deep experience in all aspects of financial operations.

Ms. Kim’s initial compensation package consisted of:

•	Base salary of $415,000;
•	Target annual incentive of 50% of base salary;
•	Sign-on bonus of $75,000;
•	400,000 options which vest 1/4th on the first anniversary of grant date, and 1/48th per month thereafter; and
•	150,000 restricted stock units (“RSUs”), which vest 1/4th on each of the first four anniversaries of the grant date.

In early 2021, we continued to strengthen our senior leadership team with two additional hires: effective January 8, 2021, Mark Van Oene was hired as our Chief Operating Officer, while Peter Fromen was hired as our Chief Commercial Officer.  Both newly established positions will play critical roles in growing our research and development, manufacturing, and corporate development capabilities.

Pacific Biosciences has exciting times ahead, with ample opportunities to grow and innovate, and we believe this new leadership team will help accelerate our long-term strategy and deliver value for all our stakeholders.

Highlights of our Executive Compensation Practices

Our Compensation Committee has structured our executive compensation program to ensure that our NEOs are compensated in a manner consistent with stockholder interests as well as with competitive and appropriate pay practices for our industry and our competitive environment. It is designed to reward achievement of specific strategic goals that we believe will advance our business strategy and create long-term value for our stockholders. To achieve this, the Compensation Committee utilizes the following primary elements:

Element	Performance Period	Objective
Base Salary	Annual	● Recognizes an individual’s contribution and performance ● Rewards for the experience, education and criticality to the business ● Serves as an important retention vehicle
Short-term Cash Incentives	Quarterly for 2H 2020

●  Rewards achievement of financial and individual objectives directly tied to the strategic priorities

●  In 2020, the cash incentive goals included financial measures, advancement of the research and development portfolio, quality related objectives, commercial and customer success and other operational goals.

Annual Equity Awards (stock options and RSUs)	Long-term

●  Supports the achievement of strong stock price growth

●  Aligns the interests of executives and stockholders over time

●  Serves as an important retention tool with awards vesting over time tied to continued service

●  Options may vest over one to four years

●  RSUs vest in equal installments over two to four years, on each anniversary of the grant date

Governance of Our Compensation Program

Our compensation committee regularly reviews best practices in executive compensation and is committed to maintain strong governance standards and shareholder-friendly practices. Our key compensation practices include:

What We Do	What We Avoid
✓ Pay for performance philosophy and culture	✗ Excise tax gross-ups
✓ Majority of pay is performance-based and variable	✗ Significant perquisites
✓ Double-trigger change-in-control equity provisions	✗ Guaranteed salary increases
✓ Compensation recoupment (“clawback”) policy	✗ Contracts that guarantee employment
✓ Engage an independent compensation consultant	✗ Hedging, pledging or short sale transactions stock
✓ Responsible use of shares in our long-term incentive program	✗ Repricing stock options without shareholder approval
✓ Annually assesses compensation risk

Recent “Say-on-Pay” Vote

At our August 2020 annual meeting, we  held a nonbinding, stockholder advisory vote to approve the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. We received favorable support with over 97%, a majority of stockholder votes cast approving the proposal. Our Compensation Committee appreciates this strong support and believes it reflects the efforts to properly align pay with performance while also aligning management and stockholder interests. In addition, at our May 2017 annual meeting, the stockholders approved our “say-on-pay frequency of every three years by majority vote. The Compensation Committee considers the outcome of these voting decisions when considering future compensation decisions.

Compensation Philosophy and Objectives

Our executive compensation program is overseen and administered by the Compensation Committee of which each member is an independent member of our Board of Directors as defined in the listing rules.

The guiding principle in the development of our compensation strategy is to create and nurture a pay-for-performance culture, where contributions to enhancing stockholder value have the potential to be matched with appropriate financial rewards. The objectives of our compensation program are to:

•	attract the best and brightest employees;
•	motivate successful execution of our corporate objectives;
•	ensure that broad-based compensation programs are aligned with company objectives that when achieved will promote an increase in the value of the Company for our stockholders; and
•	ensure retention of key staff.

Our executive compensation program consists primarily of salary, incentive cash and equity compensation (which historically, we have issued in the form of stock options, but in 2019 and 2020 included restricted stock units and performance-based restricted stock units). Likewise, we maintain compensation programs that cover the majority of employees to align with the variable cash and equity pay component already provided to executive-level employees. We typically make new equity award grants annually and consider adjustments to the components of our executive compensation program in connection with our yearly compensation review, which typically occurs during the first quarter of the year. These determinations are based in part upon market analysis performed by the independent compensation consultant retained by our Compensation Committee as well as by the Company’s business priorities and in consideration of the Company’s resources.

Process for Setting Executive Compensation

Role of Compensation Committee and Board

The Compensation Committee has the authority to review and approve the compensation of all of our executive officers, other than our Chief Executive Officer, whose compensation is recommended by the Compensation Committee and approved by our Board of Directors. From time to time, the Compensation Committee, in its discretion, may also recommend for approval by the Board of Directors any elements of compensation of other executive officers, to the extent that the Compensation Committee deems appropriate or advisable. The Compensation Committee does not have a formula for setting pay and considers a number of factors including experience, role criticality, external market data, internal comparisons, and the future contributions of the executive when setting the level and structure of pay. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

Role of Compensation Consultant

For fiscal year 2020, our Compensation Committee continued the engagement of Radford, which is part of the Rewards Solutions practice at Aon plc., as its compensation consultant to advise the Compensation Committee in matters related to executive compensation and broader employee compensation programs, including the prevailing market compensation environment and compensation trends. The Compensation Committee provided Radford with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the Compensation Committee instructed Radford to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to market. The Compensation Committee further instructed Radford to evaluate the following components to assist the Compensation Committee in establishing fiscal year 2020 compensation: base salary; target and actual annual incentive compensation; target and actual total cash compensation (base salary and annual incentive compensation); long-term incentive compensation (equity awards); target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and beneficial ownership of our common stock.

Radford reports directly to the Compensation Committee and the Compensation Committee maintains sole authority to direct Radford’s work. Radford provides general observations regarding our executive and broader employee compensation programs. The Compensation Committee meets with Radford in executive session, without management to address various matters under its charter.

The Compensation Committee conducted a specific review of its relationship with Radford in 2020 and determined that Radford’s work for the Compensation Committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission and The Nasdaq Stock Market.

Use of Market Data and Peer Group Analysis

When considering executive compensation decisions, our Compensation Committee reviews current compensation practices of comparable publicly held companies in the technology and life sciences industries, especially to understand the demand and competitiveness for attracting and retaining an individual with each named executive officer’s specific expertise and experience.

In late 2019,  Radford provided to the Compensation Committee a detailed market analysis using compensation survey data for the technology and life sciences industries generally within:

•	a revenue range of $50 million to $300 million and
•	a market capitalization between $250 million and $2.5 billion to reflect the market for talent at companies of a similar profile as the Company.

For 2020 compensation decisions, the Compensation Committee did not rely on a specific named peer group, instead relying on custom survey data from Radford Global Life Science Survey and Radford Technology Survey (the “Survey Data”) to examine market information that is specific to the technical and scientific nature of the role requirements for our named executive officers.  This information is used by the Compensation Committee to assist in determining the overall level of pay including base salary, target variable cash incentives, and equity awards, as applicable, for the named executive officers. Radford provided the Compensation Committee with market data and analysis to help guide the Compensation Committee’s decision making regarding the compensation packages for each of Mr. Henry, Ms. Kim and Dr. Zaccarin.

2021 Peer Group

In the fourth quarter of 2020, upon the recommendation of Radford and a review of market and peer practices, the Compensation Committee determined to develop a peer group of specific companies, for use in 2021 compensation decisions. The Compensation Committee set the following criteria for consideration:

•	Industry – primary emphasis on life science tools / diagnostics / medical technology companies
•	Revenues – a range of 0.5x to 3.0x of our trailing 12-month revenue
•	Market Capitalization – a range of 0.3x to 3.0x of our current market capitalization

Using these criteria, the following 19 companies were selected as our 2021 peer group:

10x Genomics	GenMark Diagnostics	Natera
Axonics Modulation Technologies	Guardant Health	NeoGenomics
Berkeley Lights	Invitae	Personalis
CareDx	iRhythm Technologies	Quanterix
Castle Biosciences	Luminex	Twist Bioscience
Codexis	NanoString Technologies	Veracyte
Fluidigm

Role of Executive Officers in Compensation Decisions

Prior to the 2020 CEO and CFO role transitions, for executive officers other than our Chief Executive Officer and Chief Financial Officer, our Compensation Committee had historically sought and considered input from our Chief Executive Officer and Chief Financial Officer regarding our executive officers’ responsibilities, performance, and compensation. Our Chief Executive Officer and Chief Financial Officer recommended base salary, target variable cash incentive opportunities, and equity award levels for our other executive officers (which also are compensation elements that are provided broadly to the majority of our employees), and advised our Compensation Committee regarding the executive compensation program’s ability to attract, retain and motivate executive talent.

Following our 2020 leadership changes, our Compensation Committee has sought and considered input from our Chief Executive Officer regarding our executive officers’ responsibilities, performance and compensation. Our Compensation Committee considers our Chief Executive Officer’s (and formerly, our Chief Financial Officer’s) recommendations as well as any other relevant factors (for example, market data, Company performance, internal equity, and the executive’s experience, tenure, skills, and historical and future expected contributions), and approves the specific compensation for all such executive officers. Our Compensation Committee discusses with the Chief Executive Officer the core operational and financial metrics to drive the business forward, and how various forms of variable and incentive compensation can be applied at the executive level to achieve our goals. Our Compensation Committee meets in executive session, without our Chief Executive Officer and Chief Financial Officer, when discussing or making recommendations regarding their compensation.

Components of our Executive Compensation Program

Compensation of Our Named Executive Officers

The components of our executive compensation program consist primarily of base salary, incentive cash bonuses, equity awards and broad-based benefits programs. These are the same programs that are used across the Company for alignment within our culture, and to reflect industry practices. We combine short-term compensation components, namely base salaries and variable cash incentives with long-term equity incentive compensation components to provide an overall compensation structure that is designed to financially reward executives for creating additional value for our stockholders, attract and retain key executives and provide incentive for the achievement of short-term and long-term corporate objectives. The Compensation Committee and the Board of Directors believe these elements are appropriate components of executive compensation and are consistent in the technology and life sciences industries.

Base Salary

For 2020, base salaries were provided to our named executive officers to recognize each such executive’s day-to-day contributions and in order to maintain an executive compensation program that is competitive and reflects appropriate market practices. The Compensation Committee determined base salaries for each of our named executive officers based on:

•	the executive’s role and responsibilities,
•	a review of any applicable market survey data;
•	individual job performance; and
•	internal pay comparisons across the team.

The resulting annual base salaries for 2020 for our named executive officers were as follows:

Name	2020 ($)	2019 ($)	Change (%)
Christian O. Henry (1)	650,000	N/A	N/A
Michael Hunkapiller, Ph.D. (2)	582,900	582,900	0%
Susan G. Kim (3)	415,000	N/A	N/A
Susan K. Barnes (4)	401,500	401,500	0%
Denis Zaccarin, Ph.D. (5)	330,000	N/A	N/A

___________________

(1)Mr. Henry was appointed as Chief Executive Officer effective September 14, 2020.

(2)Dr. Hunkapiller stepped down from his role as Chief Executive Officer and President effective September 14, 2020, and he assumed the position of Senior Fellow focused on technology development until his departure from the Company as an employee effective December 31, 2020. Dr. Hunkapiller is not standing for re-election, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting.

(3)Ms. Kim was appointed as Chief Financial Officer effective September 28, 2020.

(4)Ms. Barnes retired from her role as Executive Vice President and Chief Financial Officer on August 7, 2020.

(5)Dr. Zaccarin was appointed as an executive officer of the Company effective April 1, 2020, at which time his annual salary of $330,000 took effect.

Short-term Cash Incentives

Variable cash incentives, typically structured as a percentage of base salary, are intended to correlate executive compensation with important corporate objectives that the Board of Directors and our Compensation Committee believe appropriately position the Company for value creation and thereby increase alignment of executives’ interests with those of our stockholders. The achievement of such objectives provides our named executive officers the opportunity to earn total cash compensation that is generally aligned at approximately the 50th percentile of the market data reviewed.

Given the then pending transaction with Illumina, the Company had not established a cash incentive program for 2020 by early in the year. After the announcement in January 2020 that Illumina would not pursue its acquisition of the Company following regulatory challenges, the Company reset its strategic priorities, including updating its annual operating plan and business strategy for 2020, to which the Company’s cash incentive program typically is closely aligned. The onset of the global pandemic in the first half of the year additionally prompted the Board and Compensation Committee to further reevaluate the performance criteria to be applicable to cash incentive opportunities for the year. Due to these unanticipated events, for 2020, no variable cash incentive plan was established for the first half of the year. In July 2020, the Board approved a variable cash incentive plan for the second half of 2020 based on performance criteria to be achieved for each of the third and fourth fiscal quarters of the year.

Variable cash incentives offered to our named executive officers during the second half of 2020 afforded the opportunity for the executives to earn awards based on the achievement of specified corporate objectives. For the third and fourth fiscal quarters of 2020, the Board of Directors approved corporate objectives that fell into seven categories as follows:

Revenues	Net Cash Use & Expense
System Utilization	Quality
Product Development	Manufacturing
Marketing Goals

Generally, performance goals were evaluated independently and assigned separate weightings for each fiscal quarter. The portion of the bonus allocated to a corporate objective would become payable based on the extent to which the Company achieved that objective. Achievement at the target level would result in the applicable portion of the bonus becoming payable at 100%. Achievement below the target level would result in a lower percentage of the portion of the bonus allocated to such objective becoming payable, or 0% if achievement was below any specified minimum achievement threshold that applied to the objective. The payout for each component of the bonus relating to a corporate objective was capped at 125%. Achievement at points between any minimum threshold and the target level or the target and maximum levels generally were calculated using linear interpolation.

In connection with his appointment as Chief Executive Officer in September 2020, Mr. Henry’s target bonus opportunity for 2020 was determined as 50% based on the bonus program in which our other named executive officers participated and the remaining 50% based on achieving personal management by objective (or “MBO”) goals generally relating to certain personnel objectives, strategic goals and execution on certain operating goals, with each such category assigned a one-third weighting.

The target incentive opportunities for our named executive officers for the second half of the year were as follows:

Name	Target Incentive Opportunity for Combined Third and Fourth Fiscal Quarters ($)
Christian O. Henry (1)	108,333
Michael Hunkapiller, Ph.D.	314,766
Susan G. Kim (2)	37,350
Susan K. Barnes	140,927
Denis Zaccarin, Ph.D.	80,190

___________________

(1)Amount shown relates to the target incentive opportunity under the cash incentive plan approved by the Board in July 2020. Mr. Henry was appointed as Chief Executive Officer effective September 14, 2020. His target incentive opportunity amount is prorated to reflect his appointment midyear. His target bonus opportunity for his personal MBO goals was $108,333.

(2)Ms. Kim was appointed as Chief Financial Officer effective September 28, 2020. Her target incentive opportunity amount is prorated to reflect her appointment midyear.

Typically, with respect to the cash incentive plan, the Chief Executive Officer provides an evaluation of the Company’s actual performance against the performance goals and makes a recommendation for the funding of the plan and the individual awards other than his own award. Based on the Compensation Committee’s assessment, and the Board’s assessment with respect to the Chief Executive Officer, the final awards are determined, making adjustments up or down for the actual incentive cash paid for each of these named executive officers, to reflect the individual’s contributions to the Company’s goals. For the third and fourth fiscal quarters of 2020, approximately 102% and 88%, respectively, of the corporate objectives were achieved. Each of the objectives with respect to such incentive bonuses were aggressive, but attainable. Consistent with prior years, we established these objectives to be stretch goals that are intentionally challenging such that performance at target would require significant achievements across multiple performance criteria. For example, in each of the prior three years, achievement versus the corporate objectives under the cash incentive program resulted in payouts below the target levels, as shown in the table below:

	Corporate Objectives	Annual Variable Incentive Payout
Fiscal Year	Achieved (%)	(as a % of target opportunity)
2020	80%	80%
2019	90%	90%
2018	46%	46%

The Compensation Committee believes that this approach appropriately motivates the participants to deliver on the in-year operating performance to earn additional cash and equity compensation.

Concurrently with approving the cash incentive plan for the second half of 2020, the Board also considered the performance criteria that the Board and Compensation Committee previously had considered for the first two fiscal quarters of 2020, but had not formally adopted prior to the completion of such fiscal quarters. These performance criteria generally fell into the same seven categories that applied to the third and fourth fiscal quarters of 2020, with the exception that the Board considered a bookings metric for the second fiscal quarter in lieu of revenue. In light of the significant efforts and progress made against these contemplated performance criteria, the Board approved certain discretionary bonuses to recognize performance during the first half of 2020 (the “1H2020 bonuses”). By combining the 1H2020 bonuses intended to reward our named executive officers for performance during the first two completed fiscal quarters of 2020, with the cash incentive opportunities for the second two fiscal quarters of the 2020 based on performance against the applicable corporate objectives, the Board intended for the combined bonuses to approximate the cash incentives that might have become payable to the named executive officers under a cash incentive plan had it been in effect for the full 2020 year. The annualized target incentive opportunity for each of our named executive officers that the Board considered in establishing the 1H2020 bonuses and the cash incentive plan for the third and fourth quarters of 2020 is approximately as follows (the “Annualized Target”), expressed as a percentage of base salary:

Name	Target Incentive Opportunity (as a % of base salary)
Christian O. Henry (1)	100%
Michael Hunkapiller, Ph.D.	100%
Susan G. Kim	50%
Susan K. Barnes	65%
Denis Zaccarin, Ph.D.	45%

___________________

(1)Mr. Henry was appointed as Chief Executive Officer effective September 14, 2020. The Board determined the general incentive design for Mr. Henry at the time of his appointment. For Mr. Henry, the Annualized Target amount shown above also includes his personal MBO incentive opportunity.

Any 1H2020 bonus approved for a named executive officer required continued employment to the same extent as applicable under the cash incentive plan. The 1H2020 bonuses and performance-based bonuses for the third and fourth fiscal quarters that were paid to our named executive officers are as follows:

Name	1H2020 Bonus Amount Paid ($)	Cash Incentive Amount Paid for Third and Fourth Fiscal Quarter Performance ($)	Total ($)
Christian O. Henry (1)	31,677	54,990	86,667
Michael Hunkapiller, Ph.D. (2)	—	—	—
Susan G. Kim (3)	20,224	35,109	55,333
Susan K. Barnes (4)	—	—	—
Denis Zaccarin, Ph.D. (5)	43,421	75,379	118,800

___________________

(1)Mr. Henry was appointed as Chief Executive Officer effective September 14, 2020.

(2)Dr. Hunkapiller stepped down from his role as Chief Executive Officer and President effective September 14, 2020, and he assumed the position of Senior Fellow focused on technology development until his departure from the Company as an employee effective December 31, 2020. Dr. Hunkapiller is not standing for re-election, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting. He did not receive any bonuses for 2020.

(3)Ms. Kim was appointed as Chief Financial Officer effective September 28, 2020.

(4)Ms. Barnes retired from her role as Executive Vice President and Chief Financial Officer on August 7, 2020. Accordingly, she was not eligible to receive any bonuses for 2020.

(5)Dr. Zaccarin was appointed as an executive officer of the Company effective April 1, 2020.

Combined with the corporate performance the Board reviewed in July 2020 in relation to the 1H2020 bonuses, the Board considered overall corporate performance achievement to be approximately 80% for the 2020 year.

With respect to Mr. Henry’s personal MBO bonus opportunity, the Board determined that overall the MBOs were substantially overachieved, resulting in a payout to him of $128,333 for such bonus. On an aggregated basis, the bonuses paid to Mr. Henry were approximately 100% of his Annualized Target (prorated to reflect the portion of the year during which he was employed with us), Ms. Kim were approximately 80% of her Annualized Target (prorated to reflect the portion of the year during which she was employed with us), and Dr. Zaccarin were approximately 80% of his Annualized Target.

The 2021 incentive plan for all of our participating named executive officers will be based on the achievement of corporate operational and financial metrics. The goals and objectives we have established are aggressive, but attainable, and are based on goals we believe align the compensation of our senior management team and executives with the priorities for the Company that we anticipate will drive additional value for our stockholders. The Company must meet the target level of performance for the named executive officers to earn the target award. Our Chief Executive Officer may recommend adjustments to these awards other than for himself although the Compensation Committee retains the sole authority to approve awards for the named executive officers under the plan. For 2021, any awards under the plan are expected to be paid only in cash.

Equity Incentives

We believe that equity awards more closely align the interests of our key employees with the development of long-term value for our stockholders. Historically, the Compensation Committee has used stock options, time-based restricted stock units (RSUs) or performance-based restricted stock units (PSUs) to align executives’ interest with that of our stockholders.  In 2019, the Compensation Committee made a one-time change to the executive compensation program in light of the then-pending merger with Illumina, which was to grant only time-based RSUs and not grant performance-based RSUs.  In 2020, after termination of the merger agreement with Illumina, the Compensation Committee weighed multiple factors, including, for example, market practices for both new hire and ongoing executive and non-executive employee grants, retention considerations, and share pool considerations, and decided to return to a mix of stock options and RSUs.

We maintain a stock option granting policy, pursuant to which stock options granted to our employees below the level of vice president generally become effective on the first 15th day of the month to occur following approval of the equity award by the Compensation Committee (or the Board of Directors, as applicable), whereas stock options granted to our employees at the level of vice president and above generally become effective on the date of approval by the Compensation Committee. Any equity awards to be granted to newly hired employees below the level of vice president generally are not considered for approval until at least the month following the month in which employment begins. If any equity awards are granted to continuing employees below the level of vice president,  the equity awards generally will not become effective until the first 15th day of the month to occur following approval of the grant.  The Compensation Committee has delegated authority to an Equity Award Grant Committee consisting of our Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources and General Counsel,  to approve equity awards covering shares of our common stock, within the range of guidelines approved by the Board or Compensation Committee (based on job grade, job title, responsibility level, seniority level and/or other factors) and pursuant to our stock option granting policy approved by the Board (including any revision thereto approved by the Board or a committee thereof), to newly-hired employees who are below the level of vice president (or equivalent title) and who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

In determining equity awards for 2020 to the named executive officers, the Compensation Committee and the Board of Directors considered the Survey Data provided by Radford outlining equity compensation practices in the technology and life sciences industries, including the size of the awards as a percent of the Company as well as on a grant date value basis. This information as well as overall company dilution are considered when determining any grants to our named executive officers. The Compensation Committee also considers the realized or unrealized value of prior equity awards.  There is no set formula for weighting these factors given the critical nature of each role to the Company, and how this might vary from roles at similarly situated companies.

Equity awards to our named executive officers are considered by the Compensation Committee additionally in the context of the total compensation mix that may be issued between salary, cash incentives and long-term compensation. The Compensation Committee also considers the criticality of these roles to the Company as well as the retention objectives for maintaining leadership stability for leading the business forward. Generally, compensation to the named executive officers is designed to deliver pay in the range around the 50th percentile.

The following table sets forth the number of shares of our common stock subject to the stock options and RSUs granted to our named executive officers for the year ended December 31, 2020:

	Annual Equity Grants		New Hire Equity Grants
Name	RSUs (#)	Stock Options (#)	RSUs (#)	Stock Options (#)
Christian O. Henry (1)	—	—	750,000	1,500,000
Michael Hunkapiller, Ph.D. (2)	150,000	—	—	—
Susan G. Kim (3)	—	—	150,000	400,000
Susan K. Barnes (4)	100,000	—	—	—
Denis Zaccarin, Ph.D. (5)	40,000	—	—	—

___________________

(1)Mr. Henry was appointed as Chief Executive Officer effective September 14, 2020.

(2)Dr. Hunkapiller stepped down from his role as Chief Executive Officer and President effective September 14, 2020, and he assumed the position of Senior Fellow focused on technology development until his departure from the Company as an employee effective December 31, 2020. Dr. Hunkapiller’s stock option and RSU awards will continue to vest so long as he provides continuous service to the Company through the applicable vesting dates.

(3)Ms. Kim was appointed as Chief Financial Officer effective September 28, 2020.

(4)Ms. Barnes retired from her role as Executive Vice President and Chief Financial Officer on August 7, 2020 and her 2020 RSU award was forfeited in its entirety.

(5)Dr. Zaccarin was appointed as an executive officer of the Company effective April 1, 2020.

Other 2020 Equity Grants

In February 2020, as part of the overall compensation review, the onset of the global pandemic, and for retention, the Compensation Committee approved a one-time special retention grant to our then named executive officers.  The grants were made with a 2-year vesting period as the company reset the strategic priorities following the announcement that Illumina would not pursue its acquisition of the Company following regulatory challenges. The following grants were issued:

Retention Equity Grants
Name	RSUs (#)
Christian O. Henry (1)	—
Michael Hunkapiller, Ph.D.	75,000
Susan G. Kim (2)	—
Susan K. Barnes	50,000
Denis Zaccarin, Ph.D.	20,000

___________________

(1)Mr. Henry was appointed as Chief Executive Officer effective September 14, 2020 and therefore was not eligible for this grant.

(2)Ms. Kim was appointed as Chief Financial Officer effective September 28, 2020 and therefore was not eligible for this grant.

Other Compensation Policies and Practices

Insider Trading Policy; Prohibition on Short Sales, Hedging & Pledging

Directors and employees of the Company, including executive officers, are prohibited by the Company’s Insider Trading Policy from: (1) engaging in short sales of Company securities; or (2) engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. Directors and employees of the Company, including executive officers, are also prohibited by the Insider Trading Policy from pledging Company securities as collateral for loans.

Clawback Policy

On April 9, 2020, we adopted a clawback policy applicable to our executive officers. If the Compensation Committee determines that an executive officer’s gross negligence, intentional misconduct or fraud caused or partially caused us to restate our financial statement(s) due to a material error in such statement(s), under certain circumstances the Compensation Committee has the authority and discretion to, within a period of time following the restatement, to require the executive officer to repay incentive compensation that would not have been payable based on the restated financial results. Incentive compensation for purposes of this policy means an executive officer’s cash-based incentive or performance-based equity compensation paid or payable in whole or in part based on achievement of our financial or operating performance.  The performance-based equity compensation does not include awards that vest solely based on continued service. Pursuant to its charter, the Compensation Committee has the authority to review, adopt, amend, terminate, and oversee our clawback policy if and as the Compensation Committee deems necessary or appropriate as well as if required by law.

Benefits

We provide the following benefits to our named executive officers on the same basis provided to our employees:

•	health, dental and vision insurance;
•	health savings account (HSA);
•	life, travel accident, and accidental death and dismemberment insurance;
•	a 401(k) plan;
•	short-term and long-term disability insurance;
•	health care, dependent care and commuter flexible spending accounts;
•	an employee assistance program; and
•	an employee stock purchase plan.

Change in Control and Severance Benefits

We have entered into change in control severance agreements with each of our named executive officers as described further below under the section titled “Employment Agreements and Change in Control Arrangements.” It is expected that from time to time, we would consider the possibility of an acquisition by another company or other change in control event. We recognize that the occurrence or possibility of such a transaction could be a distraction to the named executive officers and could cause the individual to consider alternative employment opportunities. We believe that it is important to provide these individuals with severance benefits upon a qualifying termination in connection with a change in control to secure our named executive officers’ continued services to us notwithstanding the occurrence, possibility or threat of a change in control, provide them with an incentive to maximize our value in connection with a change in control for the benefit of our stockholders, and provide them with enhanced financial security. These change in control severance arrangements generally do not affect the determination of our named executive officers’ key compensation elements.

We also previously entered into an employment agreement with Dr. Hunkapiller in connection with his appointment as our President and Chief Executive Officer in 2012. Dr. Hunkapiller’s employment agreement provides for certain severance benefits outside of the context of a change in control event which were negotiated with Dr. Hunkapiller in connection with such appointment. We believe that non-change in control severance benefits can help secure an executive’s continued dedication to their work notwithstanding the possibility of a termination by us and provide incentive to continue employment with the Company. In connection with Dr. Hunkapiller’s departure from the Company as an employee, he received the severance benefits under his employment agreement as discussed further below under the section titled “Potential Payments Upon Involuntary Termination or Change in Control.”

Tax Considerations

We have not provided any named executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code of 1986, as amended (or the “Code”). Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

In 2020, due to the limitations of Code Section 162(m), we generally would have received a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated employees only if the compensation was less than $1,000,000 per person during the year. As a result of the Tax Cuts and Jobs Act of 2017, the ability to rely on the “performance-based” compensation exception under Code Section 162(m) was eliminated in 2017. Thus, following the effectiveness of this change, we generally will not be able to take a deduction for any compensation paid to our named executive officers and certain other employees in excess of $1,000,000. We did not structure our compensation for our named executive officers to qualify as performance-based compensation under Code Section 162(m). We accumulated net operating losses over several years and could not currently benefit from deductions we might otherwise be able to take if we did qualify compensation as performance-based under Code Section 162(m). Further, Code Section 162(m) generally had required a certain rigidity to qualify compensation as performance-based and we believed that it was in the Company’s best interest to retain flexibility and to structure programs in a manner to incentivize our executives to drive long-term stockholder value. Nonetheless, our Compensation Committee maintained for 2019, and intends to continue to maintain, an approach to executive compensation that strongly links pay to performance.

Compensation Risk Assessment

At the direction of the Compensation Committee, in conjunction with a  compensation consultant’s assessment,  we previously reviewed our compensation practices and policies and our findings were presented to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee has concluded that our compensation programs, including our executive compensation program, do not encourage excessive risk taking by our executives or other employees.  As a result, we believe that our employee compensation program does not create risk that is reasonably likely to have a material adverse effect on our Company.

Compensation Committee Interlocks and Insider Participation

Mr. Henry served as a member of the Compensation Committee until his appointment as Chief Executive Officer on September 14, 2020. None of our other Compensation Committee members is or has been one of our officers or employees in 2020.

There were not any director interlocks among members of our Board of Directors in 2020.

Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the year ended December 31, 2020, 2019 and 2018, respectively:

Summary Compensation Table for Fiscal Years 2020,  2019 and 2018

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Christian O. Henry (4)	2020	194,583	31,677	5,490,000	6,345,900	183,323	233,287	12,478,770
President, Chief Executive Officer

Michael Hunkapiller, Ph.D. (5)	2020	582,900	—	551,250	—	—	582,900	1,717,050
Former President, Chief	2019	582,900	—	276,288	—	523,502	—	1,382,690
Executive Officer	2018	1	—	427,375	153,490	1,030,000	—	1,610,866

Susan G. Kim (6)	2020	108,538	95,224	1,440,000	2,219,320	35,109	—	3,898,191
Chief Financial Officer

Susan K. Barnes (7)	2020	281,365	—	676,500	—	—	—	957,865
Former Executive Vice	2019	401,500	—	151,513	—	234,382	—	787,395
President & Chief Financial Officer	2018	1	—	373,953	134,304	617,500	—	1,125,758

Denis Zaccarin, Ph.D. (8)	2020	321,625	43,421	270,600	—	75,379	—	711,025
Senior Vice President,
Research and Development

__________________

(1)

Amounts shown represent the aggregate grant date fair value of the stock awards granted, determined in accordance with ASC 718, Compensation – Stock Compensation. Stock awards granted in 2018 included PSUs and the grant date fair value of the PSUs is based on the maximum value of the restricted stock units on the grant date, assuming all performance conditions will be achieved. For assumptions used in determining the fair value of stock awards, see the notes to our financial statements.

(2)

Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized by our named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

(3)	Amounts shown represent all earnings on non-equity incentive plan compensation.
(4)

Mr. Henry was appointed as Chairman of the Board of Directors on March 2, 2020. He was appointed as Chief Executive Officer effective September 14, 2020, at which time he stepped down as Chairman of the Board but continued to serve on the Board. The amount set forth in the Bonus column represents his 1H2020 bonus. All other compensation for Mr. Henry represents compensation earned by him as a Director, consisting of $90,667 of fees earned in cash and $142,620 for the grant date fair value of stock option awards.  The fees earned in cash consist of $67,917 in annual retainer fees, $17,500 in lead independent director fees and $5,250 in Compensation Committee fees. On March 16, 2020, in connection with his appointment as Chairman of the Board, Mr. Henry was granted stock options to purchase 35,000 shares and on August 4, 2020, Mr. Henry received an annual non-employee director grant of stock options to purchase 46,499 shares.

(5)

Dr. Hunkapiller stepped down from his role as Chief Executive Officer and President effective September 14, 2020, and he assumed the position of Senior Fellow focused on technology development until his departure from the Company as an employee effective December 31, 2020.  Dr. Hunkapiller will continue to serve as a member of our Board of Directors until the expiration of his current term ending on the date of the Annual Meeting.  All other compensation for Dr. Hunkapiller consists of $582,900 of cash severance earned in connection with his departure from the Company as an employee.

(6)	Ms. Kim was appointed as Chief Financial Officer effective September 28, 2020. The amount set forth in the Bonus column includes a one-time signing bonus of $75,000 and her 1H2020 bonus of $20,224.
(7)	Ms. Barnes retired from her role as Executive Vice President and Chief Financial Officer on August 7, 2020.
(8)	Dr. Zaccarin was appointed as an executive officer of the Company effective April 1, 2020. The amount shown in the Bonus column for Dr. Zaccarin represents his 1H2020 bonus.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by the named executive officers that were so designated at the end of the fiscal year ended December 31, 2020:

Outstanding Equity Awards at Fiscal Year-End 2020

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable (#)	Unexercisable (#)		($/sh)	Date	(#) (1)		($) (2)
Christian O. Henry	7/27/2018	28,194	6,806	(3)	3.66	7/27/2028
	3/16/2020	—	35,000	(3)	2.45	3/16/2030
	8/4/2020	15,499	31,000	(4)	3.89	8/4/2030
	9/15/2020	—	1,500,000	(5)	7.32	9/15/2030	750,000	(7)	19,455,000

Michael Hunkapiller, Ph.D.	3/15/2013	367,500	—		2.27	3/15/2023
	3/17/2014	500,000	—		6.14	3/17/2024
	3/16/2015	400,000	—		5.72	3/16/2025
	3/15/2016	400,000	—		7.87	3/15/2026
	2/15/2017	400,000	—		5.27	2/15/2027
	3/15/2018	83,332	16,668	(6)	2.63	3/15/2028	12,500	(7)	324,250
	3/16/2020						112,500	(7)	2,918,250
	3/16/2020						37,500	(8)	972,750

Susan G. Kim	9/28/2020	—	400,000	(5)	9.60	9/28/2030	150,000	(7)	3,891,000

Denis Zaccarin, Ph.D.	6/15/2011	5,000	—		11.64	6/15/2021
	2/15/2012	28,000	—		4.79	2/15/2022
	2/15/2013	20,000	—		2.18	2/15/2023
	2/18/2014	50,000	—		7.05	2/18/2024
	2/17/2015	50,000	—		6.91	2/17/2025
	2/16/2016	60,000	—		8.90	2/16/2026
	2/15/2017	62,290	2,710	(6)	5.27	2/15/2027
	2/15/2018	31,874	13,126	(6)	2.54	2/15/2028	5,000	(7)	129,700
	2/18/2020						40,000	(7)	1,037,600
	2/18/2020						20,000	(8)	518,800

__________________

(1)	Includes RSUs that are subject to continued service-based vesting.
(2)

The value of stock awards not vested was computed by multiplying (x) the closing price of $25.94 for the Company’s common stock on December 31, 2020, and (y) the number of shares of the Company’s common stock subject to the award as of such date.

(3)

Stock option vests in that 1/3rd of the shares subject to the option to vest on the one-year anniversary of the grant date, and 1/36th of the shares each month thereafter, subject to continued service with the Company through each applicable vesting date.

(4)	Stock option vests in equal monthly installments over a one-year period, subject to continued service through the applicable vesting date.

(5)

Stock option vests in that 1/4th of the shares subject to the option to vest on the one-year anniversary of the grant date, and 1/48th of the shares each month thereafter, subject to continued service with the Company through each applicable vesting date.

(6)

Stock option vests at the rate of 1/48th of the total number of shares subject to the option each month following the grant date over the next four years, subject to continued service through the applicable vesting date.

(7)	The RSUs vest in equal annual installments over four years on each anniversary of the award’s grant date, subject to continued service through the applicable vesting date.
(8)	The RSUs vest in equal annual installments over two years on each anniversary of the award’s grant date, subject to continued service through the applicable vesting date.

Option Exercises and Stock Vested During Fiscal Year 2020

The following table lists the number of shares acquired and the value realized as a result of vesting of RSUs and PSUs by the named executive officers that were so designated for the year ended December 31, 2020.

For RSUs and PSUs vested, the value realized on vesting is calculated by multiplying the number of shares acquired on vesting by the market price of common stock on the vesting date.

Option Exercises and Stock Vested During Fiscal Year 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercises (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christian O. Henry	—	—	—	—
Michael Hunkapiller, Ph.D.	700,000	15,490,128	138,750	2,503,963
Susan G. Kim	—	—	—	—
Susan K. Barnes	1,173,173	2,891,391	32,188	147,099
Denis Zaccarin, Ph.D.	—	—	16,000	62,820

Employment Agreements and Change in Control Arrangements

We entered into change in control and severance agreements with each of our named executive officers.

Dr. Hunkapiller stepped down from his role as Chief Executive Officer and President effective September 14, 2020, and he assumed the position of Senior Fellow focused on technology development until his departure from the Company as an employee effective December 31, 2020.  Dr. Hunkapiller continues to serve on the Board of Directors.  Dr. Hunkapiller received $582,900 of cash severance during 2020 in connection with his departure from the Company as an employee.  Dr. Hunkapiller no longer is eligible to receive any cash severance benefits under his change in control and severance agreement. Dr. Hunkapiller also received accelerated vesting to December 31, 2020 on 87,500 RSUs and 8,333 stock options under the terms of his equity award agreements.

Ms. Barnes’ role as Executive Vice President and Chief Financial Officer terminated on August 7, 2020, in connection with her retirement. Accordingly, Ms. Barnes no longer is eligible to receive any benefits under her change in control and severance agreement.

The change in control and severance agreements with Mr. Henry, Ms. Kim and Mr. Zaccarin provide that if we terminate his or her employment with us for a reason other than “cause,” his or her death or “disability,” or he or she resigns for “good reason,” in each case, as set forth in the applicable change in control and severance agreement, he or she would be entitled to:

•

continuing payments of base salary in effect immediately before the termination of his or her employment or, in the case of resignation for “good reason” due to a material reduction in his or her base pay, the base salary as in effect immediately prior to the reduction, for a period of (1) in the case of Mr. Henry, 18 months; (2) in the case of Ms. Kim, 12 months; and (3) in the case of Mr. Zaccarin, six months, in each case from the date of termination of employment;

•

in the case of Mr. Henry, his then-outstanding equity awards that are, as of the date of termination of employment with the Company, to vest solely based on continued service to the Company, will immediately vest as to the number of shares of common stock subject to each such equity award that otherwise would have vested had he remained an employee of the Company through the six month anniversary of the qualifying termination; and

•

company-paid or company-reimbursed premiums for continuation coverage as applicable, pursuant to COBRA for himself or herself and his or her eligible dependents (as applicable), subject to his or her timely election to continue such coverage, for up to 18 months (for Mr. Henry), up to 12 months (for Ms. Kim), or up to six months (for Mr. Zaccarin) following termination of employment.

The change in control and severance agreements with Mr. Henry, Ms. Kim and Mr. Zaccarin provide that if, during a change in control (as defined in the change in control and severance agreements) period, we terminate his or her employment with us for a reason other than “cause,” his or her death or “disability,” or he or she resigns for “good reason,” in each case, as set forth in the applicable change in control and severance agreement, he or she would be entitled to:

•

continuing payments of base salary in effect immediately before the termination of his or her employment or, if greater, the base salary as in effect immediately before the merger, for a period of (1) in the case of Mr. Henry,  18 months; (2) in the case of Ms. Kim, 12 months; and (3) in the case of Mr. Zaccarin, nine months, in each case from the date of termination of employment;

•

a lump sum cash payment equal to his or her annualized target cash bonus in effect for the year in which the qualifying termination occurs, provided that such amount will be prorated based on a fraction, the numerator of which is the number of days during which he or she was employed with the Company (or its successor) in the year that the qualifying termination occurs, and the denominator of which is the total number of days in such year;

•	100 percent of the unvested portion of his or her then-outstanding equity awards will vest immediately and, to the extent applicable, become exercisable; and
•

company-paid or company-reimbursed premiums for continuation coverage as applicable, pursuant to COBRA for himself or herself and his or her eligible dependents (as applicable), subject to his or her timely election to continue such coverage, for up to 18 months (for Mr. Henry), 12 months (for Ms. Kim), or nine months (for Mr. Zaccarin) following termination of employment.

In order to receive the benefits under the change in control and severance agreement, the executive officer must execute and not revoke a separation and release of claims agreement in our favor. The executive officer also is required to comply with the terms of his or her confidential information and invention assignment agreement previously entered into with us, including obligations relating to non-solicitation of our employees for a period of 12 months following the termination of his or her employment.

Each severance agreement provides that, if any payment or benefits to the applicable named executive officer (including the payments and benefits under his or her severance agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and therefore would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, results in his or her receipt, on an after-tax basis, of the greater payments and benefits.

Under the change in control and severance agreements for each of Mr. Henry, Ms. Kim and Mr. Zaccarin, the following definitions are used:

•

“Cause” generally means (1) conviction of any felony; (2) conviction of any crime involving moral turpitude or dishonesty that causes, or is likely to cause, material harm to us; (3) participation in a fraud or willful act of dishonesty against us that causes, or is likely to cause, material harm to us; (4) intentional and material damage to our property; or (5) material breach of our proprietary information and inventions agreement;

•

“Change in control period” means (1) for each of Mr. Henry and Ms. Kim, the period beginning upon the occurrence of a change in control (as defined in the change in control and severance agreement) through the date 12 months following a change in control and (2) for Mr. Zaccarin, the period beginning upon the date that is three months prior to a change in control (as defined in the change in control and severance agreement) and continuing through the date that is 12 months following a change in control.

•

“Disability” means an executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; and

•

“Good reason” generally means an executive’s termination of employment within thirty days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without his or her express written consent: (1) (i) for each of Ms. Kim and Mr. Zaccarin, a material reduction of his or her duties, authority, or responsibilities, relative to the executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority, responsibilities solely by virtue of our being acquired and made part of a larger entity (for example, where he or she retains essentially the same responsibility and duties of the subsidiary, business unit or division substantially containing our business following a change in control) shall not constitute good reason; (ii) for Mr. Henry, a material reduction of his duties, authority, or responsibilities, relative to his duties, authority, or responsibilities as in effect immediately prior to such reduction; (2) (i) for each of Ms. Kim and Mr. Zaccarin, a material reduction by the Company in his or her annualized base pay as in effect immediately prior to such reduction (in other words, a reduction of more than 10 percent of his or her annualized base compensation in any one year, other than a reduction applicable to executives generally that does not adversely affect him or her to a greater extent than other similarly-situated executives); (ii) for Mr. Henry, a material reduction by the Company in his annualized base pay as in effect immediately prior to such reduction (in other words, a reduction of more than 10 percent of his or her annualized base compensation in any one year; (3) for each of Mr. Henry, Ms. Kim and Mr. Zaccarin, the relocation of his or her principal place of performing his or her duties as an employee of the Company by more than 50 miles; or (4) for each of Mr. Henry, Ms. Kim and Mr. Zaccarin, the Company’s failure to obtain the assumption of the change in control and severance agreement by a successor; except that, in order for an event to qualify as good reason, he or she must not terminate employment without first providing Pacific Biosciences with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice.

Equity Incentive Plans

As of the end of the Company’s fiscal 2020, each of Mr. Henry, Ms. Kim, and Mr. Zaccarin held equity awards granted under the Company’s 2010 Equity Incentive Plan and 2020 Equity Incentive Plan.  Such plans provide that, in the event of a merger or change in control (as defined in such plan) of the Company, if the successor corporation does not assume or substitute for outstanding awards under such plan, the awards will fully vest (and with respect to options and stock appreciation rights, become exercisable) and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100 percent of the target levels and all other terms and conditions met.  In addition, if options and stock appreciation rights are not assumed or substituted in the event of the Company’s change in control, the administrator of such plan will notify the award holders that such awards will be exercisable for a period of time determined by such plan’s administrator and terminate upon expiration of such period.

The following table describes the potential payments and benefits to each of our named executive officers that were so designated and eligible for severance benefits as of December 31, 2020,  (1) following a termination of employment without cause, and other than due to the executive officer’s death or a disability or his or her resignation for good reason and (2) following a termination of employment without cause, and other than due to the executive officer’s death or a disability or his or her resignation for good reason during a change in control period, based on the severance and change in control provisions described above and based on equity awards outstanding as of December 31, 2020.  Dr. Hunkapiller departed the Company as an employee effective December 31, 2020 and was not eligible for any further cash severance payments, but continued to serve on the Board of Directors and hold equity awards that were subject to potential acceleration following a change in control as described in Note (1) to the table. Ms. Barnes was not eligible for severance benefits due to her retirement on August 7, 2020. Actual amounts payable to each named executive officer listed below upon termination can only be determined definitively at the time of each executive’s actual departure. In addition to the amounts shown in the table below, each executive officer would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

Potential Payments upon Involuntary Termination or Change in Control

Compensation and Benefits	Involuntary Termination ($)	Involuntary Termination On or Within 12 Months Following Change In Control ($)
Christian O. Henry
Salary	975,000	975,000
Performance-based cash bonus	—	650,000
Equity acceleration (1)	985,176	49,042,338
Health care benefits	58,758	58,758
Total	2,018,934	50,726,096
Michael Hunkapiller, Ph.D.
Salary (2)	582,900	—
Equity acceleration (3)	2,463,992	4,603,781
Total	3,046,892	4,603,781
Susan G. Kim
Salary	415,000	415,000
Performance-based cash bonus	—	207,500
Equity acceleration (1)	—	10,427,000
Health care benefits	—	—
Total	415,000	11,049,500
Denis Zaccarin, Ph.D.
Salary	165,000	247,500
Performance-based cash bonus	—	148,500
Equity acceleration (1)	—	2,049,264
Health care benefits	12,593	18,889
Total	177,593	2,464,153

______________

(1)

Includes vesting acceleration of shares of the Company’s common stock subject to options and stock awards. (i) Amounts for shares subject to options are calculated as the intrinsic value per option, meaning the product of (x) the number of shares subject to the options that become immediately vested upon (1) an involuntary termination or (2) an involuntary termination on or within 12 months following a change in control, and (y) the excess, if any, of the closing price of a share of the Company’s common stock on December 31, 2020, which was $25.94 per share, over the per share exercise price of the option. (ii) Stock awards consist of RSUs. The value of stock awards was calculated as the product of (x) the number of shares subject to the stock award that become immediately vested upon (1) an involuntary termination or (2) an involuntary termination during a change in control period of the Company, and (y) the closing price of $25.94 for a share the Company’s common stock on December 31, 2020.  Amounts shown also represent the intrinsic value of the options and value of stock awards that accelerate vesting upon a change in control of the Company in the event that a successor corporation refuses to assume or substitute for such awards in connection with such change in control.

(2)	Represents the actual cash severance paid to Dr. Hunkapiller in connection with his departure from the Company effective December 31, 2020.

(3)

For the “Involuntary Termination” column, the amount represents the intrinsic value (calculated as described in note (1) above) of 87,500 RSUs and 8,333 stock options for which vesting was accelerated per the terms of Dr. Hunkapiller’s award agreements to his termination date of December 31, 2020. For the “Involuntary Termination On or Within 12 Months Following Change in Control” column, amount represents the intrinsic value (calculated as described in note (1) above) of all remaining unvested awards as of December 31, 2020, because Dr. Hunkapiller will continue to serve on the Board of Directors until the expiration of his current term ending on the date of the Annual Meeting and is subject to continued vesting in such awards.

Equity Compensation Plan Information

The following table presents information about the Company’s equity compensation plans as of December 31, 2020 (in thousands, except price data):

Plan category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (#)
Equity compensation plans approved by security holders (2)	20,500,857	5.42	13,820,427
Equity compensation plans not approved by security holders (3)	150,000	20.90	2,350,000
Total equity compensation plans	20,650,857	5.53	16,170,427

______________

(1) The weighted average exercise price is calculated based solely on outstanding stock options.

(2) Includes the following plans: the 2020 Equity Incentive Plan (the “2020 Plan”), the 2010 Equity Incentive Plan (the “2010 Plan”), the 2010 Director Plan, and the 2010 Employee Stock Purchase Plan (“ESPP”). The 2020 Plan was approved by stockholders on August 4, 2020 and reserved 11,000,000 shares of the Company’ common stock for issuance pursuant to equity awards granted under the 2020 Plan. The 2010 Plan, the 2010 Director Plan and the ESPP were adopted upon the effectiveness of our initial public offering in October 2010. The 2010 Plan and the 2010 Director Plan expired as to new grants on July 29, 2020. Purchase periods under the ESPP were terminated after the completion of the purchase period ended March 1, 2019 in connection with our proposed merger.  However, we began offerings under the ESPP again starting with the offering period on March 2, 2020.  Our ESPP provides that the number of shares available for issuance thereunder will be increased in an amount equal to 2% of the outstanding shares of our common stock at the beginning of each calendar year.  On January 1, 2021, the number of shares available for issuance under our ESPP increased by 3,845,871 shares pursuant to these provisions. These increases are not reflected in the table above.

(3) Consists of the 2020 Inducement Equity Incentive Plan (the “Inducement Plan”).  On December 2, 2020, the Board of Directors adopted the Inducement Plan, which was adopted by our Board under an exception to the Nasdaq Listing Rules’ stockholder approval requirement for the issuance of securities with regard to grants to employees of the Company or its subsidiaries as an inducement material to such individuals entering into employment with the Company or its subsidiaries, and reserved 2,500,000 shares of the Company’ common stock for issuance pursuant to equity awards granted under the Inducement Plan. On April 18, 2021, the Board amended the Inducement Plan to reserve an additional 750,000 shares.

AUDIT COMMITTEE REPORT

The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Our Audit Committee is composed of “independent” directors, as determined in accordance with Nasdaq Stock Market’s Rules and Rule 10A-3 of the Exchange Act. The Audit Committee has certain duties and powers as described in its charter adopted by the Board of Directors. A copy of the charter can be found on our website at www.pacb.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing the independent auditor’s qualifications and independence, the performance and scope of independent audit procedures performed on our financial statements and internal control, and management’s process for assessing the adequacy of our system of internal control. Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal control over financial reporting, and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has:

•	reviewed and discussed our audited consolidated financial statements with management and Ernst & Young LLP, our independent auditors;
•

discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and the Securities and Exchange Commission;

•

received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors their independence; and

•	discussed with Ernst & Young LLP critical audit matters included in their audit opinion.

In addition, the Audit Committee has regularly met separately with management and with Ernst & Young LLP and further to the matters specified above, had discussed with Ernst & Young LLP the overall scope, plans, and estimated costs of its audits. The Audit Committee met with Ernst & Young LLP periodically to discuss the results of their examinations, the overall quality of our financial reporting, and their reviews of the quarterly financial statements.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Randy Livingston  (Chair)

Marshall Mohr

John F. Milligan, Ph.D.

OTHER INFORMATION

Stockholder Proposals

Stockholder Proposals for 2022 Annual Meeting

The Corporate Governance and Nominating Committee has a policy regarding the consideration of director candidates (the “Stockholder Nomination Policy”). Under the Stockholder Nomination Policy, the Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders holding at least five percent (5%) of the Company’s common stock continuously for at least twelve (12) months prior to the date of the submission of the recommendation.

The submission deadline for stockholder proposals to be included in our proxy materials for the 2022 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 31, 2021 except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2021 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

 Advance Notice Procedure for 2022 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our Bylaws as in effect from time to time. For the 2022 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025, no earlier than February 16,  2022 and no later than March 18,  2022.  However, if the 2022 annual meeting of stockholders is advanced by more than 25 days prior to or delayed by more than 25 days after the one-year anniversary of the 2021 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2022 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2022 annual meeting of stockholders, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our advance notice Bylaw provisions for additional information and requirements. A copy of our Bylaws has been filed with the Annual Report and may be obtained by writing to our Corporate Secretary at the address listed above.

 Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.  Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at ir@pacificsciences.com or (650) 521-8450 or Investor Relations, Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025.

Fiscal Year 2020 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2020 are included in the Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are posted on our website at www.pacb.com and are available from the SEC at its website at www.sec.gov.  You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025.

By Order of the Board of Directors

Menlo Park, California

April 30, 2021

Pacific Biosciences of California, Inc.

VOTE

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A Proposals – THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEM 2.

1. ELECTION OF CLASS II DIRECTORS:

	For	Against	Abstain
01 - Randy Livingston	☐	☐	☐
02 - Marshall Mohr	☐	☐	☐
03 - Hannah Valantine, MD	☐	☐	☐

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders on June 16, 2021.
The Proxy Statement and the 2020 Annual Report to Stockholders are available at:
http://investor.pacificbiosciences.com/financial-information/annual-reports

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Annual Meeting of Stockholders — June 16, 2021
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Christian Henry, Brett Atkins and Susan Kim, and each of them, with power to act without the other and with power of substitution and resubstitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Pacific Biosciences of California, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on June 16, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)

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